                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                   Morgan Stanley, Dean Witter, Discover & Co.
                   -------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    617446448
                                    ---------
                                 (CUSIP Number)



                               Ralph L. Pellecchio
                          General Counsel and Secretary
                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                               New York, NY 10036
                                 (212) 761-4000
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 January 2, 1998
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

                        ------------------------------
                            S C H E D U L E   1 3 D
                        ------------------------------


----------------------------------------    -----------------------------------
           CUSIP No. 617446448                Page 1 of 2 Pages
----------------------------------------    -----------------------------------
-------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                Richard B. Fisher
-------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a) [X]                        (b) [ ]

-------------------------------------------------------------------------------
3.         SEC USE ONLY


-------------------------------------------------------------------------------
4.         SOURCE OF FUNDS
                OO

-------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)
                                                                    [ ]
-------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

-------------------------------------------------------------------------------
                                7.         SOLE VOTING POWER
                                           less than 1%
          NUMBER OF          --------------------------------------------------
            SHARES              8.         SHARED VOTING POWER
         BENEFICIALLY                      98,443,054
           OWNED BY          --------------------------------------------------
             EACH               9.         SOLE DISPOSITIVE POWER
          REPORTING                        1-2%
            PERSON           --------------------------------------------------
             WITH               10.        SHARED DISPOSITIVE POWER
                                           0%
-------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         98,468,464

-------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES
                                                          [   ]
-------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         15.8

-------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON
                       IN

-------------------------------------------------------------------------------

                        ------------------------------
                            S C H E D U L E   1 3 D

                        ------------------------------


----------------------------------------    -----------------------------------
          CUSIP No. 617446448                  Page 2 of 2 Pages
----------------------------------------    -----------------------------------
-------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                Each of the persons described on Appendix A.
-------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a) [X]                        (b) [ ]
           (Applies to each person listed on Appendix A)
-------------------------------------------------------------------------------
3.         SEC USE ONLY


-------------------------------------------------------------------------------
4.         SOURCE OF FUNDS
                OO (Applies to each person listed on Appendix A)

-------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A) [ ]

-------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
                As stated on Appendix A
-------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
                     Less than 1% (Applies to each person listed on Appendix A)
   NUMBER OF    ---------------------------------------------------------------
     SHARES      8.  SHARED VOTING POWER
  BENEFICIALLY       98,443,054 (Applies to each person listed on Appendix A)
    OWNED BY    ---------------------------------------------------------------
      EACH       9.  SOLE DISPOSITIVE POWER
   REPORTING         Less than 1% (Applies to each person listed on Appendix A)
     PERSON     ---------------------------------------------------------------
      WITH      10.  SHARED DISPOSITIVE POWER
                     0%
-------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         As stated on Appendix A.

-------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (Applies to each person listed on Appendix A) [ ]

-------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) As
                     stated on Appendix A.

-------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON
                     IN (Applies to each person listed on Appendix A)

-------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
                                  CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Aaron, Debra M                    United States     98,443,054                 15.8%
Aaron, Paul R                     United States     98,443,054                 15.8%
Aaronson, Paul R                  United States     98,443,054                 15.8%
Abdel-Meguid, Tarek F             United States     98,443,054                 15.8%
Abe, Mitsuhiro                        Japan         98,458,664                 15.8%
Abrahams, Steven W                United States     98,443,054                 15.8%
Abramovitz, Debra                 United States     98,443,054                 15.8%
Achkar, Habib P                      France         98,445,376                 15.8%
Ackerman, Michael D               United States     98,443,054                 15.8%
Ackerman, Warren, III             United States     98,443,054                 15.8%
Adachi, Hiroaki                       Japan         98,446,794                 15.8%
Adair, Barry L                    United States     98,447,629                 15.8%
Adams, Charles S                  United States     98,443,054                 15.8%
Adams, John C                     United States     98,443,054                 15.8%
Adams, Nicholas                   United Kingdom    98,444,649                 15.8%
Adelman, David J                  United States     98,461,243                 15.8%
Adelman, Lawrence                 United States     98,489,705                 15.8%
Adeson, Kevin M                   United States     98,443,876                 15.8%
Ahmed, Adnan O                       Pakistan       98,443,054                 15.8%
Ainsworth, David N                United Kingdom    98,443,784                 15.8%
Airo, Robert                      United States     98,443,054                 15.8%
Aitchison, Carolyn                United Kingdom    98,444,750                 15.8%
Akers, Suzanne S                  United States     98,443,054                 15.8%
Akhrass, Jameel K                 United States     98,443,771                 15.8%
Albanese, Tommaso Matteo              Italy         98,446,098                 15.8%
Albers, Alexandria J              United States     98,444,953                 15.8%
Alizadeh, Ramin                   United Kingdom    98,445,086                 15.8%
Alkire, John R                    United States     98,443,054                 15.8%
Allery, Stephen A                 United Kingdom    98,443,825                 15.8%
Allia, John S                     United States     98,443,054                 15.8%
Allwin, James M                   United States     98,443,054                 15.8%
Althoff, Laurence J               United States     98,443,054                 15.8%
Altman, Emily M                   United States     98,443,054                 15.8%
Altomare, Gerald C                United States     98,443,054                 15.8%
Anda, Jon A                       United States     98,443,054                 15.8%
Anderson, Stephen J               United States     98,443,054                 15.8%
Anderson, Steven P                United States     98,443,054                 15.8%
Andrews, John G                   United Kingdom    98,443,054                 15.8%
Andryc, Philip J                  United States     98,443,054                 15.8%
Anfang, Richard L                 United States     98,443,054                 15.8%
Angevine, Robert E                United States     98,443,054                 15.8%
Annecchino, Jeffrey A             United States     98,443,054                 15.8%
Antill, Nicholas Paul             United Kingdom    98,443,864                 15.8%
Antonioli, Marco Luigi                Italy         98,444,593                 15.8%
Apostolides, Jim                  United States     98,443,054                 15.8%
Arata, Patrick J                  United States     98,443,054                 15.8%
Arena, David J                    United States     98,443,054                 15.8%
Arenas De Bedmar, Joaquin             Spain         98,444,648                 15.8%
Armitage, Michael R               United Kingdom    98,448,071                 15.8%
Armstrong, Arden C                United States     98,443,054                 15.8%
Armstrong, R. Michael             United States     98,444,728                 15.8%
Arnold, Caroline L                United States     98,443,054                 15.8%
Arthur, Douglas M                 United States     98,443,054                 15.8%
Ashizawa, Katsushiro                  Japan         98,452,294                 15.8%
Asprem, Mads Michael                 Denmark        98,444,744                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
                                  CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Atkins, Charles N                 United States     98,443,054                 15.8%
Atkins, William John              United Kingdom    98,445,061                 15.8%
Atkinson, Richard N               United Kingdom    98,443,519                 15.8%
Attorri, Gregory J                United States     98,443,054                 15.8%
Atwell, R. Wayne                  United States     98,443,054                 15.8%
Avery, James B                    United States     98,443,054                 15.8%
Babicke, James D                  United States     98,443,054                 15.8%
Bachiller, Francisco                  Spain         98,443,654                 15.8%
Bachynski, Marianne               United States     98,443,054                 15.8%
Bailham, Mark Michael             United Kingdom    98,443,274                 15.8%
Baird, William B                  United States     98,473,441                 15.8%
Bajaj, Arvind                     United States     98,443,054                 15.8%
Baker, B. Robert                  United States     98,443,054                 15.8%
Baker, Kurt A                     United States     98,443,054                 15.8%
Balgarnie, Andrew J               United Kingdom    98,445,723                 15.8%
Ballantyne, Alastair I            United Kingdom    98,446,156                 15.8%
Ballard, David A                  United States     98,443,054                 15.8%
Bandeen, R. Derek                    Canada         98,465,534                 15.8%
Barancik, Gary S                  United States     98,443,054                 15.8%
Barbieri Hermitte, Riccardo           Italy         98,443,600                 15.8%
Barden, Robert A                  United States     98,443,618                 15.8%
Bardong, Shawn P                  United States     98,447,101                 15.8%
Bardonnet, Emmanuel                  France         98,443,654                 15.8%
Bardwell, Timothy J               United Kingdom    98,443,608                 15.8%
Barker, Francis B                 United States     98,443,054                 15.8%
Barker, Rodney J                  United Kingdom    98,445,319                 15.8%
Barnett, Phillip S                United States     98,443,054                 15.8%
Baroudi, Jack J                   United States     98,443,054                 15.8%
Barrett, David J                  United States     98,443,054                 15.8%
Barrett, Kenneth W                United States     98,443,054                 15.8%
Barrett, Timothy                  United Kingdom    98,445,369                 15.8%
Barron, Eileen M                  United States     98,443,054                 15.8%
Barth-Wehrenalp, Gerald P         United States     98,443,054                 15.8%
Bartlett, Michael E               United Kingdom    98,443,054                 15.8%
Bartlett, Philip S                United States     98,443,054                 15.8%
Basirov, Olga A                   United Kingdom    98,449,039                 15.8%
Bassini, Roger D                      Mexico        98,443,054                 15.8%
Bayer, Jerome W                   United States     98,443,054                 15.8%
Beard, Ken L                      United States     98,443,054                 15.8%
Bearden, David A                  United States     98,444,129                 15.8%
Bechtel, Karen H                  United States     98,443,054                 15.8%
Becker, Glenn E                   United States     98,443,054                 15.8%
Bedell, James M                   United States     98,443,054                 15.8%
Beeson, Lisa E                    United States     98,443,054                 15.8%
Behler, Richard M                 United States     98,443,054                 15.8%
Behrmann, James                   United States     98,443,054                 15.8%
Bejjani, Ghassan J                   Lebanon        98,443,054                 15.8%
Belgrad, Stephen H                United States     98,443,054                 15.8%
Bell, Andrew J                    United Kingdom    98,444,738                 15.8%
Bell, James J                     United States     98,443,054                 15.8%
Bello, Rafael                        Canada         98,443,054                 15.8%
Benardete, Steven M               United States     98,448,004                 15.8%
Beneke, John                      United States     98,443,054                 15.8%
Benet, Lincoln E                  United States     98,443,054                 15.8%
Bennett, Alexander J              United States     98,443,054                 15.8%


---------------------------------------------------------------------------------------------
      LINE 1                           LINE 6                    LINE 11          LINE 13
---------------------------------------------------------------------------------------------
                                                                            PERCENT OF CLASS
                                                   AGGREGATE AMOUNT         REPRESENTED BY
NAME                               CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
---------------------------------------------------------------------------------------------

Bennett, Thomas L                  United States     98,443,054                 15.8%
Bentley, William                   United States     98,443,054                 15.8%
Berchtold, Michael J               United States     98,443,054                 15.8%
Bergman, Jerome                    United States     98,443,054                 15.8%
Berler, Matthew K                  United States     98,443,054                 15.8%
Bernheim, Carol S                  United States     98,443,054                 15.8%
Best, Eric P                       United States     98,443,054                 15.8%
Bianco, Frank                      United States     98,443,054                 15.8%
Biert, Gisep                        Switzerland      98,447,133                 15.8%
Bigelow, Ellis S                   United States     98,443,054                 15.8%
Biggs, Barton M                    United States     98,443,054                 15.8%
Bigman, Theodore R                    Canada         98,443,054                 15.8%
Bijleveld, Paul                     Netherlands      98,443,731                 15.8%
Bilgore, Bradley Alan              United States     98,444,663                 15.8%
Bilotti, Richard A., JR            United States     98,443,054                 15.8%
Birnbaum, Jeffrey M                United States     98,443,054                 15.8%
Black, Susan Mackinnon             United States     98,443,054                 15.8%
Blain, Paul F                      United Kingdom    98,449,171                 15.8%
Blair, David H                     United States     98,446,450                 15.8%
Blais, William L                   United States     98,443,054                 15.8%
Blake, Ronald G, JR                United States     98,443,054                 15.8%
Blandon, Maximo J                  United States     98,443,054                 15.8%
Blau, Andrew M                     United States     98,443,054                 15.8%
Blaxland, Robert Gregory           United Kingdom    98,444,523                 15.8%
Block, Richard L                   United States     98,443,054                 15.8%
Bloom, Steven G                    United States     98,443,054                 15.8%
Blum, Jon E                        United States     98,443,054                 15.8%
Blumstein, Michael W               United States     98,443,054                 15.8%
Bodenchak, Frank L                 United States     98,443,054                 15.8%
Bodson, Michael C                  United States     98,443,054                 15.8%
Boggs, E. Clayton                  United States     98,443,054                 15.8%
Bohart, Stuart H                   United States     98,443,054                 15.8%
Boiarsky, Robert                   United States     98,443,598                 15.8%
Bonafide, Robert M                 United States     98,443,054                 15.8%
Booker, Marilyn F                  United States     98,443,054                 15.8%
Boos, Michael Paul                 United States     98,443,054                 15.8%
Bopp, Walter S                     United States     98,443,054                 15.8%
Borosh, David A                    United States     98,443,054                 15.8%
Bosco, Anthony B                   United States     98,443,054                 15.8%
Bosshard, Martin Urs                Switzerland      98,443,054                 15.8%
Boublik, Michael J                 United States     98,443,054                 15.8%
Bouyoucos, Peter J                 United States     98,443,054                 15.8%
Bovich, Francine J                 United States     98,443,054                 15.8%
Bowman, James R                    United States     98,443,054                 15.8%
Boyd, Rupert J                     United Kingdom    98,445,228                 15.8%
Boyd, Stephen L                    United States     98,443,054                 15.8%
Boyer, Amy A                       United States     98,443,054                 15.8%
Boyne, James J                     United States     98,443,054                 15.8%
Bradford, Leslie Embs              United States     98,444,539                 15.8%
Bradley, Mark H                    United States     98,443,054                 15.8%
Bradway, Robert A                  United States     98,448,203                 15.8%
Brady, Kenneth S                   United States     98,443,054                 15.8%
Brakebill, Scott R                 United States     98,443,054                 15.8%
Brawer, Steven A                   United States     98,443,054                 15.8%
Brennan, Donald Patrick            United States     98,443,054                 15.8%

---------------------------------------------------------------------------------------------
      LINE 1                           LINE 6                    LINE 11          LINE 13
---------------------------------------------------------------------------------------------
                                                                            PERCENT OF CLASS
                                                   AGGREGATE AMOUNT         REPRESENTED BY
NAME                               CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
---------------------------------------------------------------------------------------------

Brereton, Richard F                United States     98,443,368                 15.8%
Breslow, Stuart J.M                United States     98,443,054                 15.8%
Bresnahan, Neil T                  United States     98,443,054                 15.8%
Brew, Michael                        Australia       98,445,451                 15.8%
Brewer, Simon                      United Kingdom    98,447,989                 15.8%
Brickman, Keith D                  United States     98,443,054                 15.8%
Brierwood, David C                 United Kingdom    98,493,981                 15.8%
Brille, Brian J                    United States     98,443,054                 15.8%
Broadbent, Peregrine Charles       United Kingdom    98,444,390                 15.8%
Broberg, Christian P                  Denmark        98,443,400                 15.8%
Brodheim, Theodore K               United States     98,443,054                 15.8%
Brodsky, Jeffrey S                 United States     98,443,054                 15.8%
Brody, Jacqueline T                United States     98,443,054                 15.8%
Broman, Robert A                   United States     98,443,054                 15.8%
Brombach, Theodore J               United States     98,443,054                 15.8%
Bronzene, William J                United States     98,443,054                 15.8%
Brooke, Paul A                     United States     98,443,054                 15.8%
Broughton, Alan                    United Kingdom    98,449,443                 15.8%
Brous, Leonard                     United States     98,443,054                 15.8%
Brown, Andrew C                    United States     98,444,305                 15.8%
Brown, Douglas L                   United States     98,443,054                 15.8%
Brown, Elizabeth P                 United States     98,443,054                 15.8%
Brown, Ernest W                    United States     98,443,054                 15.8%
Brown, Glenn W, JR                 United States     98,443,054                 15.8%
Brown, Jeffry P                    United States     98,443,054                 15.8%
Brown, Keith                       United Kingdom    98,486,148                 15.8%
Brown, Michael H                   United States     98,443,054                 15.8%
Brown, Randolph B                  United States     98,443,054                 15.8%
Browne, Kevin J                    United States     98,443,054                 15.8%
Brundler, Adolf                     Switzerland      98,443,054                 15.8%
Bryant, Malcolm P                  United Kingdom    98,447,936                 15.8%
Bryce, Colin                       United Kingdom    98,470,812                 15.8%
Buchanan, Edison C                 United States     98,495,123                 15.8%
Buck, Lee M                        United States     98,444,044                 15.8%
Buechter, Markus                      Germany        98,443,981                 15.8%
Bulchandani, Ravi A                    India         98,444,372                 15.8%
Buovolo, Anthony J                 United States     98,443,054                 15.8%
Buquicchio, Frank                  United States     98,443,054                 15.8%
Burdick, Leigh S                   United States     98,443,695                 15.8%
Burke, Lauren M                    United States     98,443,054                 15.8%
Burke, Philippe C                  United States     98,443,054                 15.8%
Burns, Dennis J                    United States     98,443,054                 15.8%
Burns, James D                     United States     98,443,054                 15.8%
Busch, May C                       United States     98,443,549                 15.8%
Byrd, Caren                        United States     98,443,054                 15.8%
Byron, Thomas M                    United States     98,443,054                 15.8%
Caffrey, Timothy J                 United States     98,443,054                 15.8%
Caggiano, Joseph                   United States     98,443,054                 15.8%
Cahill, Thomas F., JR              United States     98,443,054                 15.8%
Caldecott, P.Dominic               United Kingdom    98,559,129                 15.8%
Callahan, Daniel H                 United States     98,443,054                 15.8%
Callon, Scott                      United States     98,443,847                 15.8%
Camera, Jerry J                    United States     98,443,054                 15.8%
Camp, Jeffrey Paul                 United States     98,443,054                 15.8%
Campbell, Randall S                United States     98,443,054                 15.8%


---------------------------------------------------------------------------------------------
      LINE 1                           LINE 6                    LINE 11          LINE 13
---------------------------------------------------------------------------------------------
                                                                            PERCENT OF CLASS
                                                   AGGREGATE AMOUNT         REPRESENTED BY
NAME                               CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
---------------------------------------------------------------------------------------------

Campion, Frances                      Ireland        98,446,481                 15.8%
Canelo, Peter J                    United States     98,443,111                 15.8%
Cantlon, Angelica T                United States     98,443,054                 15.8%
Cappucci, Guy T                    United States     98,443,054                 15.8%
Caputo, A Macdonald                United States     98,443,054                 15.8%
Caracappa, Mary                    United States     98,443,054                 15.8%
Carey, James P                     United States     98,443,549                 15.8%
Carleton, Bruce T                  United States     98,443,054                 15.8%
Carlin, Jane D                     United States     98,443,054                 15.8%
Carmichael, Terence P              United States     98,443,054                 15.8%
Carney, Joseph E                   United States     98,443,054                 15.8%
Carr, Louis J, JR                  United States     98,443,054                 15.8%
Carrafiell, John A                 United States     98,445,103                 15.8%
Carroll, David C                   United States     98,443,054                 15.8%
Carroll, Jesse L, JR               United States     98,458,869                 15.8%
Carroll, John E                    United States     98,443,054                 15.8%
Carruthers, Alan Thomas            United Kingdom    98,444,764                 15.8%
Carson, Jim Kelly                  United Kingdom    98,443,293                 15.8%
Caruso, Christopher J              United States     98,443,054                 15.8%
Cashel, Michael Sean               United States     98,443,054                 15.8%
Casper, Robert Y                   United States     98,443,054                 15.8%
Cassedy, Michael J                 United States     98,443,054                 15.8%
Cassou, Beatrice M                 United States     98,443,054                 15.8%
Castagna, Anthony                  United States     98,443,054                 15.8%
Castellano, Richard R              United States     98,455,306                 15.8%
Caufield, Patrick J                United States     98,443,054                 15.8%
Cawsey, Richard                      Australia       98,446,855                 15.8%
Cecil, Lawrence                    United States     98,443,054                 15.8%
Certosimo, Arthur                  United States     98,443,054                 15.8%
Chamberlain, Paul E                United States     98,443,054                 15.8%
Chamberlain, Stephen P             United Kingdom    98,460,500                 15.8%
Chammah, Walid A                      Lebanon        98,443,054                 15.8%
Chan, Oliver S                     United States     98,443,054                 15.8%
Chandler, Elizabeth R              United States     98,443,054                 15.8%
Chaney, Eric                          France         98,443,312                 15.8%
Chang, Victor                      United States     98,443,054                 15.8%
Chao, Pierre A                     United States     98,443,054                 15.8%
Charlino, Richard J                United States     98,443,054                 15.8%
Chasin, Charles                    United States     98,443,054                 15.8%
Chenevix-Trench, Jonathan          United Kingdom    98,492,273                 15.8%
Cheng, Duen-Chian                      Taiwan        98,443,054                 15.8%
Chester, John E, III               United States     98,443,054                 15.8%
Chiarello, Guy                     United States     98,443,054                 15.8%
Chin, Ean Wah                        Malaysia        98,443,054                 15.8%
Chirls, Catherine E                United States     98,443,054                 15.8%
Chou, Jackson C                    United States     98,443,054                 15.8%
Christianakis, Leonidas Ioanni     United Kingdom    98,443,054                 15.8%
Chui, Vincent Y C                    Hong Kong       98,443,054                 15.8%
Churchouse, Frederick P             New Zealand      98,443,054                 15.8%
Chutter, Jessica C                    Canada         98,443,054                 15.8%
Ciccarone, Richard                 United States     98,443,054                 15.8%
Cilia, Mark A                      United Kingdom    98,443,550                 15.8%
Citrino, Mary Anne                 United States     98,443,054                 15.8%
Clark, Mayree C                    United States     98,443,054                 15.8%
Clark, William Thomas              United States     98,448,004                 15.8%


---------------------------------------------------------------------------------------------
      LINE 1                           LINE 6                    LINE 11          LINE 13
---------------------------------------------------------------------------------------------
                                                                            PERCENT OF CLASS
                                                   AGGREGATE AMOUNT         REPRESENTED BY
NAME                               CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
---------------------------------------------------------------------------------------------

Clarke, Ian David                  United Kingdom    98,443,382                 15.8%
Clemente La Brum, John P           United States     98,443,054                 15.8%
Clephane, Thomas P                 United States     98,443,054                 15.8%
Cliff, Jeanne Marie                United States     98,443,054                 15.8%
Clifford, Kenneth F                United States     98,443,054                 15.8%
Clifford, Robert J                 United States     98,443,054                 15.8%
Clinton, John P                    United States     98,443,054                 15.8%
Cloud, Eleanor M                   United States     98,443,054                 15.8%
Coakley, Jane Phyllis              United Kingdom    98,443,081                 15.8%
Cobby, Nigel                       United Kingdom    98,448,376                 15.8%
Cogliandro, Dominic                United States     98,443,054                 15.8%
Cohan, Timothy P                   United States     98,444,044                 15.8%
Cohen, Bruce L                     United States     98,443,463                 15.8%
Cohen, David L                     United States     98,443,054                 15.8%
Cohen, Martin M                    United States     98,443,054                 15.8%
Cohen, Stephen A                   United States     98,443,054                 15.8%
Colby-Jones, Lisa R                United States     98,456,078                 15.8%
Cole, James S                      United States     98,443,054                 15.8%
Coleman, Christopher John          United Kingdom    98,444,766                 15.8%
Coleman, Kevin P                   United States     98,443,054                 15.8%
Coleman, Maureen E                 United States     98,444,059                 15.8%
Coles, John D                      United Kingdom    98,443,728                 15.8%
Coley, James C., II                United States     98,443,054                 15.8%
Collier, Nicholas Dudley           United Kingdom    98,444,682                 15.8%
Colman, Mark M                     United States     98,443,714                 15.8%
Colosimo, Louis A                  United States     98,443,054                 15.8%
Comfort, Stephanie G               United States     98,443,054                 15.8%
Connor, Mary T                     United States     98,443,054                 15.8%
Contiguglia, Carl                  United States     98,443,054                 15.8%
Conway, Andrew J                   United States     98,443,054                 15.8%
Cook, Charles R                    United States     98,443,054                 15.8%
Cook, Lawrence A                   United States     98,443,054                 15.8%
Cook, Timothy                      United States     98,443,054                 15.8%
Coombe, Christopher John           United Kingdom    98,443,713                 15.8%
Coombs, Eric H                     United States     98,443,054                 15.8%
Cooper, Alastair W.P               United Kingdom    98,466,536                 15.8%
Cooper, Scott H                       Canada         98,445,632                 15.8%
Copper, Thomas R                   United States     98,443,054                 15.8%
Cordell, Coleman W                 United States     98,443,054                 15.8%
Cordner, Carter W                  United States     98,443,054                 15.8%
Cordy, Stephen C                   United States     98,443,054                 15.8%
Corsi, Stefano                         Italy         98,463,022                 15.8%
Cory, Charles R                    United States     98,443,054                 15.8%
Cox, Christopher                   United Kingdom    98,444,099                 15.8%
Cox, Kevin C                       United States     98,443,054                 15.8%
Coyner, Kevin B                    United States     98,443,054                 15.8%
Crane-Griffith, Elizabeth          United States     98,443,054                 15.8%
Crawford, Stephen S                United States     98,443,054                 15.8%
Crespi, Marc                       United States     98,443,054                 15.8%
Crnkovich, Peter N                 United States     98,443,054                 15.8%
Crocamo, Thomas A                  United States     98,443,054                 15.8%
Crompton, Bradley                     Canada         98,443,054                 15.8%
Crompton, John D                   United Kingdom    98,444,070                 15.8%
Cross, Benjamin                    United States     98,443,054                 15.8%
Crowder, Garry B                   United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Cruz, Benjamin C                  United States     98,443,054                 15.8%
Cruz, Zoe                            Greece         98,443,054                 15.8%
Cunniff, John M                   United States     98,443,054                 15.8%
Cunningham, Michael John          United Kingdom    98,446,597                 15.8%
Cunningham, Peter                 United Kingdom    98,445,788                 15.8%
Cunningham, Stephen M             United States     98,443,054                 15.8%
Curtis, Michael S                 United States     98,443,054                 15.8%
Curtis, Paul D                    United States     98,443,054                 15.8%
Czinsky, Michael J                United States     98,443,054                 15.8%
D'Antonio, Stephen H              United States     98,443,054                 15.8%
D'Auria, Joseph R                 United States     98,443,054                 15.8%
D'Souza, Rohit M                      India         98,443,054                 15.8%
Dagen, Paula M                    United States     98,443,054                 15.8%
Daikuhara, Jun                        Japan         98,446,518                 15.8%
Dal Lago, Frank C                 United States     98,443,054                 15.8%
Dalmaso, Nicholas                 United States     98,443,054                 15.8%
Daniel, Paul R                    United Kingdom    98,485,755                 15.8%
Daniels, Elizabeth L              United States     98,446,808                 15.8%
Darst, David M                    United States     98,443,054                 15.8%
Davidson, John H                  United States     98,444,539                 15.8%
Davidson, John P., III            United States     98,443,054                 15.8%
Davidson, Norton A, III           United States     98,466,154                 15.8%
Davidson, Richard Gavin           United Kingdom    98,447,086                 15.8%
Davies, Peter E                   United States     98,443,054                 15.8%
Davis, Barry                      United States     98,504,423                 15.8%
Davis, Joseph F., JR              United States     98,443,054                 15.8%
Day, Jacqueline A                 United Kingdom    98,445,984                 15.8%
Day, Paul A                       United Kingdom    98,444,161                 15.8%
Day, Ralph                        United States     98,443,054                 15.8%
De Alto, James T                  United States     98,443,054                 15.8%
De Chazal, Guy L                  United States     98,443,054                 15.8%
De Montfort, Piers                United Kingdom    98,459,096                 15.8%
De Saint-Aignan, Patrick          United States     98,443,054                 15.8%
Dean, Angela H                    United Kingdom    98,447,958                 15.8%
Dean, Gordon G                    United States     98,443,054                 15.8%
Dedomenico, Edward J              United States     98,443,054                 15.8%
Dee, Michael E                    United States     98,444,980                 15.8%
Deforest, Laura I                 United States     98,443,054                 15.8%
Delaney, Joseph F, III            United States     98,443,054                 15.8%
Demizio, Darin                    United States     98,443,054                 15.8%
DeMoss, Gary R                    United States     98,443,054                 15.8%
DeNardo, Bonnie L                 United States     98,443,054                 15.8%
Denaut, Anne S                    United States     98,443,054                 15.8%
Denaut, James A                   United States     98,443,054                 15.8%
Denney, Mark A                    United States     98,443,054                 15.8%
Derbes, Richard A                 United States     98,533,896                 15.8%
Deregt, Kenneth M                 United States     98,443,054                 15.8%
Desalvo, Matthew S                United States     98,443,054                 15.8%
Dewan, Hasanat M                   Bangladesh       98,443,054                 15.8%
Dewey, Robert M., III             United States     98,443,054                 15.8%
Dewolfe, D. James                 United States     98,449,003                 15.8%
Dey, Peter J                         Canada         98,443,054                 15.8%
Dhar, Madhav                          India         98,445,034                 15.8%
Diaz-Perez, Eduardo               United States     98,443,054                 15.8%
Dickman, Michael J                United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Dietsch, Thomas C                 United States     98,443,054                 15.8%
Diffey, Neville                   United Kingdom    98,443,291                 15.8%
DiFrancesca, Ken                  United States     98,443,054                 15.8%
Digia, Mauro R                    United States     98,469,204                 15.8%
Din, Stephen Trevor               United Kingdom    98,445,238                 15.8%
Dinger, Jeffrey E                 United States     98,443,054                 15.8%
Ditkoff, Charles J                United States     98,443,054                 15.8%
Dixon, Robert D                   United States     98,443,054                 15.8%
Doha, Naseer                       Bangladesh       98,443,291                 15.8%
Donahue, Paul J, JR               United States     98,446,700                 15.8%
Donner, Marc D                    United States     98,443,054                 15.8%
Donoghue, Geoffrey M                 Canada         98,443,054                 15.8%
Donoghue, Michael J               United States     98,443,054                 15.8%
Donovan, Peter J                  United States     98,443,054                 15.8%
Doran, William M, JR              United States     98,443,054                 15.8%
Dorfman, Jonathan L               United States     98,448,522                 15.8%
Dorton, Katina J                  United States     98,443,054                 15.8%
Dortone, Dana L                   United States     98,443,054                 15.8%
Doshi, Mihir J                    United States     98,443,054                 15.8%
Downey, Barbara M                 United States     98,443,054                 15.8%
Doyle, John E                     United States     98,443,054                 15.8%
Dragstrem, John R                 United States     98,443,054                 15.8%
Drake, George                     United States     98,443,054                 15.8%
Drayson, Timothy Seccombe         United Kingdom    98,444,281                 15.8%
Driscoll, Thomas P                United States     98,443,054                 15.8%
Drusch, Christine J               United States     98,443,054                 15.8%
Dube, Raye L                      United States     98,443,054                 15.8%
Dubeck, Michael R                 United States     98,443,054                 15.8%
Duff, Philip N                    United States     98,443,054                 15.8%
Duncan, Judith R                  United States     98,443,054                 15.8%
Dunn, Kenneth B                   United States     98,443,054                 15.8%
Dunphy, Roger P                   United States     98,443,054                 15.8%
Dyal, Gordon E                    United States     98,443,054                 15.8%
Dye, Donald R                     United States     98,443,054                 15.8%
Earnshaw, Scott D                 United States     98,443,054                 15.8%
Ebers-Franckowiak, Gay L          United States     98,443,054                 15.8%
Echlin, Mark Robert               United Kingdom    98,445,604                 15.8%
Eckert, Reagan A                  United States     98,443,054                 15.8%
Edelstone, Mark L                 United States     98,443,054                 15.8%
Edwards, Christine A              United States     99,005,259                 15.9%
Ehrenkranz, John B                United States     98,443,054                 15.8%
Eichorn, Mark D                   United States     98,443,054                 15.8%
Eifler, Carl M                    United States     98,443,054                 15.8%
Ellenbogen, Joseph S              United States     98,443,054                 15.8%
Elliott, James G                  United States     98,443,054                 15.8%
Ellison, Eric D                   United States     98,443,054                 15.8%
Elmaghrabi, Ehab E                United States     98,443,054                 15.8%
Elmasry, Hassan                   United States     98,443,054                 15.8%
English, Frank E, JR              United States     98,443,054                 15.8%
Epstein, Patricia N               United States     98,443,054                 15.8%
Epstein, Stuart J                 United States     98,443,054                 15.8%
Erb, John Robert                  United States     98,443,054                 15.8%
Erb, William F                    United States     98,443,054                 15.8%
Ertman, Andrew C                  United States     98,443,054                 15.8%
Esaki, Howard Y                   United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Esquivel, Josephine R             United States     98,443,054                 15.8%
Esser, Stephen F                  United States     98,443,054                 15.8%
Essig, Karl P                     United States     98,464,769                 15.8%
Estes, Susan M                    United States     98,443,054                 15.8%
Evan, Lior                        United States     98,443,054                 15.8%
Evans, R Bradford                 United States     98,443,054                 15.8%
Ewell, C. Daniel                  United States     98,443,054                 15.8%
Fadel, James P                    United States     98,443,054                 15.8%
Fagen, Brian R                    United States     98,443,054                 15.8%
Fagen, Robert A                   United States     98,443,648                 15.8%
Falgout, Huey                     United States     98,443,054                 15.8%
Falls, Amy C                      United States     98,443,054                 15.8%
Fan, Linda C                      United States     98,443,054                 15.8%
Fanelli, Peter R                  United States     98,443,054                 15.8%
Fappiano, Maryann                 United States     98,443,054                 15.8%
Fareri, Robert                    United States     98,443,054                 15.8%
Farley, Nicholas John             United Kingdom    98,444,428                 15.8%
Faulkner, John H                  United States     98,443,054                 15.8%
Fawcett, Amelia C                 United States     98,444,803                 15.8%
Feder, Abigail Jones              United States     98,443,054                 15.8%
Federico, Giacomo                 United States     98,443,054                 15.8%
Feeley, Mark J                    United States     98,443,054                 15.8%
Feenick, Anthony W                United States     98,443,054                 15.8%
Feldman, Kirsten J                   Canada         98,443,552                 15.8%
Feldman, Robert A                 United States     98,443,054                 15.8%
Feldmann, Joel P                  United States     98,443,054                 15.8%
Felix, Richard B                  United States     98,444,044                 15.8%
Fellows, James R                  United States     98,443,054                 15.8%
Fels, Joachim Walter                 Germany        98,443,425                 15.8%
Fernandez, Henry A                United States     98,443,054                 15.8%
Ferriso, Peter W                  United States     98,443,054                 15.8%
Feuerman, Kurt A                  United States     98,443,054                 15.8%
Ficke, Mark D                     United States     98,443,054                 15.8%
Fiedorek, Bruce D                 United States     98,443,054                 15.8%
Field-Marsham, Scott R               Canada         98,446,795                 15.8%
Fiene, Nicoaas Simon Frits         Netherlands      98,443,168                 15.8%
Fiertz, Stuart Chapin             United States     98,444,791                 15.8%
Fink, Christopher                 United States     98,443,054                 15.8%
Finnegan, Daniel M                United States     98,443,054                 15.8%
Fiori, Matthew J                  United States     98,444,979                 15.8%
Fisher, Marc L                    United States     98,443,054                 15.8%
Fisher, Roberta L                 United States     98,443,054                 15.8%
Fitzpatrick, Steven B             United States     98,443,054                 15.8%
Flament, Jean-Philippe Stork         Belgium        98,445,696                 15.8%
Flanagan, Malachi J., JR          United States     98,443,054                 15.8%
Flannery, Hugh J                  United States     98,443,054                 15.8%
Flaum, James E                    United States     98,443,054                 15.8%
Fleming, John M                   United States     98,443,054                 15.8%
Flood, Eugene, JR                 United States     98,443,054                 15.8%
Flynn, Thomas J                   United States     98,443,054                 15.8%
Foland, Steven R                  United States     98,443,054                 15.8%
Foley, Jake                       United States     98,443,054                 15.8%
Foley, Joseph G                   United States     98,443,054                 15.8%
Forsell, William J                United States     98,443,054                 15.8%
Foster, Cedric G                  United States     98,443,549                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Foster, Michael E                 United States     98,443,054                 15.8%
Fox, Nigel Jonathan Paget         United Kingdom    98,448,185                 15.8%
Frame, Thomas C                   United States     98,443,054                 15.8%
Francescotti, Mario               United Kingdom    98,534,781                 15.8%
Francois-Poncet, Andre               France         98,484,474                 15.8%
Frank, Alexander C                United States     98,443,054                 15.8%
Franklin, Gideon Benjamin Ceci    United Kingdom    98,444,098                 15.8%
Freeman, Ivan K                   United States     98,443,054                 15.8%
Freeman, Leslie J                 United States     98,443,054                 15.8%
Fried, Peter C                    United States     98,443,054                 15.8%
Friedman, Catherine J             United States     98,443,054                 15.8%
Friedman, Philip W                United States     98,443,054                 15.8%
Friend, Warren H                  United States     98,443,054                 15.8%
Fromm, Stephen A                  United States     98,443,054                 15.8%
Frost, Ronald X                   United States     98,443,054                 15.8%
Frydman, Michael Paul             United States     98,447,740                 15.8%
Fuhrman, Robert N                 United States     98,443,054                 15.8%
Fukawa, Yukio                         Japan         98,447,622                 15.8%
Fung, E. Michael                    Hong Kong       98,443,054                 15.8%
Furlong, Keith K                  United States     98,443,054                 15.8%
Futaki, Akifumi                       Japan         98,450,985                 15.8%
Gaffney, Monica Josephine            Ireland        98,443,797                 15.8%
Gagliardi, Joseph A               United States     98,443,054                 15.8%
Gaillard, Vincent M. J               France         98,443,878                 15.8%
Gajendragadkar, Dilip S               India         98,443,054                 15.8%
Gale, Andrew                      United Kingdom    98,444,542                 15.8%
Galgano, V James                  United States     98,443,054                 15.8%
Gallo, Fabrizio                       Italy         98,446,442                 15.8%
Galper, Myron                     United States     98,443,054                 15.8%
Gandhi, Vikram S                      India         98,443,054                 15.8%
Ganti, Narsim A                   United States     98,443,054                 15.8%
Gapp, Kevin J                     United States     98,443,054                 15.8%
Garber, Victor S                  United States     98,443,054                 15.8%
Gardella, Franco                      Italy         98,443,674                 15.8%
Gardiner, Kevin Leslie            United Kingdom    98,444,189                 15.8%
Garff, W. Blair                   United States     98,443,054                 15.8%
Garrison, Robert E                United States     98,443,615                 15.8%
Gartin, Clinton G                 United States     98,448,004                 15.8%
Gartland, Robert F                United States     98,443,054                 15.8%
Gault, Bernard                       France         98,448,856                 15.8%
Gauntt, Robert P                  United States     98,443,054                 15.8%
Gehrman, Douglas                  United States     98,443,054                 15.8%
Genova, Lisa A                    United States     98,443,054                 15.8%
George, Patrick Robert               France         98,443,729                 15.8%
Gerlach, William B                United States     98,443,054                 15.8%
Gerleman, Troy A                  United States     98,443,054                 15.8%
Germany, J. David                 United States     98,443,054                 15.8%
Gerner, Rolf Michael                 Germany        98,443,186                 15.8%
Ghaffari, Paul B                  United States     98,443,054                 15.8%
Giannotti, Paola                      Italy         98,443,054                 15.8%
Gibson, Michael                    Switzerland      98,444,796                 15.8%
Gibson, Thomas C                  United States     98,443,054                 15.8%
Gilbert, Roger N                  United Kingdom    98,443,054                 15.8%
Gilja, Amit K                         India         98,443,054                 15.8%
Gilligan, James A                 United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Ginbayashi, Toshihiko                 Japan         98,444,193                 15.8%
Girsky, Stephen J                 United States     98,443,054                 15.8%
Giura, Mark J                     United States     98,443,054                 15.8%
Glas, Michel T                       France         98,444,166                 15.8%
Glascott, James D                 United States     98,443,384                 15.8%
Godlin, Wayne D                   United States     98,443,054                 15.8%
Goldberg, Alan E                  United States     98,443,054                 15.8%
Goldburg, David J                 United States     98,443,054                 15.8%
Golding, David R                  United States     98,443,054                 15.8%
Golding, Stephen T                United States     98,443,054                 15.8%
Goldrich, Robert F                United States     98,452,954                 15.8%
Goldstein, Carol S                United States     98,443,054                 15.8%
Golod, Richard G                  United States     98,443,054                 15.8%
Gonfiantini, Fred J               United States     98,443,054                 15.8%
Good, Brian W                     United States     98,443,054                 15.8%
Gordon, Marc W                    United States     98,443,054                 15.8%
Gorman Taylor, Jessica G          United States     98,443,054                 15.8%
Gotbaum, Noah Eliot               United States     98,443,121                 15.8%
Gottheim, Jeffrey L               United States     98,443,054                 15.8%
Gould, Richard G., III            United States     98,443,054                 15.8%
Graflund, Scott R                 United States     98,443,054                 15.8%
Graham, Gilles                    United Kingdom    98,445,820                 15.8%
Graham, James R                      Ireland        98,452,042                 15.8%
Grandi, Giovanni Luigi                Italy         98,443,054                 15.8%
Grant, Adam D                     United Kingdom    98,445,512                 15.8%
Grass, Joseph Michael                Canada         98,443,466                 15.8%
Gray, Michael A                   United States     98,443,054                 15.8%
Gray, Stephen Edward              United Kingdom    98,445,106                 15.8%
Green, Mark W                     United States     98,443,054                 15.8%
Greenberg, David L                United States     98,443,054                 15.8%
Greenberg, Edward M               United States     98,443,054                 15.8%
Greenlaw, David J                 United States     98,443,054                 15.8%
Greenshields, Simon               United Kingdom    98,443,054                 15.8%
Greenwald, Jamie                  United States     98,456,587                 15.8%
Gremont, Arnaud Jean-Marie           France         98,444,080                 15.8%
Grier, Thomas A                   United States     98,452,308                 15.8%
Gries, Michael                    United States     98,443,054                 15.8%
Griffiths, Brian R                United States     98,443,054                 15.8%
Grigson, Richard Simon G          United Kingdom    98,444,402                 15.8%
Grimes, Michael D                 United States     98,443,054                 15.8%
Grinnell, Christopher C           United States     98,443,054                 15.8%
Groesbeck, Jonathan M             United States     98,443,054                 15.8%
Grogan, Matthew J                 United States     98,443,054                 15.8%
Gronquist, Catherine D            United States     98,443,843                 15.8%
Gros, Francisco R.A                  Brazil         98,443,054                 15.8%
Grzeczka, Keith L                 United States     98,443,054                 15.8%
Gulley, Mark R                    United States     98,443,054                 15.8%
Gully, Joshua P                   United States     98,443,054                 15.8%
Gunstensen, Andrew K                 Canada         98,443,054                 15.8%
Gusick, Robert J                  United States     98,443,054                 15.8%
Gutheim, Paul G                   United States     98,443,054                 15.8%
Guttridge, Jane                   United Kingdom    98,443,851                 15.8%
Haberkorn, Elizabeth A            United States     98,443,054                 15.8%
Haffner, Lynn C                   United States     98,446,024                 15.8%
Hager, Francis J                  United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Hagin, Robert L                   United States     98,443,054                 15.8%
Haguenauer, Olivier P                France         98,444,463                 15.8%
Hahn, Jeffrey D                   United States     98,443,054                 15.8%
Hahn, John C                      United States     98,445,901                 15.8%
Hall, Michael J                   United Kingdom    98,445,611                 15.8%
Hall, Perry E., II                United States     98,443,054                 15.8%
Halliday, Christopher I           United Kingdom    98,444,774                 15.8%
Halsted, Scott S                  United States     98,443,054                 15.8%
Hamada, Toshiyuki                     Japan         98,450,711                 15.8%
Hamidi, Shahram                       Iran          98,449,324                 15.8%
Hamilton, Peter F                 United States     98,443,054                 15.8%
Han, Seung Soo                        Korea         98,443,054                 15.8%
Hancock, Mark R                   United States     98,443,054                 15.8%
Haney, Timothy D                  United States     98,443,054                 15.8%
Haney, William C                  United States     98,445,034                 15.8%
Hanlon, John P                    United States     98,443,054                 15.8%
Hanson, Richard F                 United States     98,443,054                 15.8%
Hantho, Mark A                       Canada         98,443,146                 15.8%
Happel, Michael A                 United States     98,443,054                 15.8%
Hara, Fusao                           Japan         98,566,729                 15.8%
Hardie, Iain Richard              United Kingdom    98,444,390                 15.8%
Harding, William J                United States     98,443,054                 15.8%
Hardman, Davisson E, JR           United States     98,528,929                 15.8%
Hardy, Michael W                  United States     98,443,054                 15.8%
Harland, Christopher M            United States     98,443,054                 15.8%
Harman, William R                 United States     98,443,054                 15.8%
Harmeyer, Fred C                  United States     98,443,054                 15.8%
Harms, Thomas K., JR              United States     98,443,054                 15.8%
Harpe, Michael G                     Canada         98,443,054                 15.8%
Harrel, Evan G                    United States     98,443,054                 15.8%
Harrington, Anna R                United States     98,443,054                 15.8%
Harris Brown, Jennifer            United States     98,443,054                 15.8%
Harris, Carla A                   United States     98,443,054                 15.8%
Harris, Joseph K                  United States     98,443,054                 15.8%
Harris, Mark                      United States     98,443,054                 15.8%
Harris, Peter D                   United Kingdom    98,443,054                 15.8%
Harris, W. Brooks                 United States     98,443,054                 15.8%
Hart, Bradford D                  United States     98,443,054                 15.8%
Hart, Michael A                   United States     98,443,054                 15.8%
Harvey, Ellen D                   United States     98,443,054                 15.8%
Harvey, Peter M                   United States     98,443,054                 15.8%
Hassen, Thomas E                  United States     98,443,054                 15.8%
Hatfield, Jay D                   United States     98,443,054                 15.8%
Havens, John P                    United States     98,443,054                 15.8%
Hawkins, Chris Alan               United Kingdom    98,443,054                 15.8%
Hay, Marianne Laing               United Kingdom    98,447,547                 15.8%
Hayashi, Kazushi                      Japan         98,462,010                 15.8%
Hayes, David L                    United States     98,443,054                 15.8%
Hayes, Mary-Anne                    Australia       98,443,054                 15.8%
Hayes, Michael A                  United Kingdom    98,444,467                 15.8%
Hayes, Patricia A                 United States     98,443,054                 15.8%
Haythe, David O                   United States     98,446,985                 15.8%
Healy, Donald J                   United States     98,443,054                 15.8%
Healy, Robert J                   United States     98,443,054                 15.8%
Heaney, Edward S                  United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Hebda, Candacia A                 United States     98,443,054                 15.8%
Hedlund, Mats Mikael                 Sweden         98,446,352                 15.8%
Heffington, Gregory               United States     98,443,054                 15.8%
Hegel, Peter W                    United States     98,443,054                 15.8%
Hegglin, Daniel R                  Switzerland      98,489,407                 15.8%
Heiges, Lawrence E                United States     98,483,684                 15.8%
Heiszek, Stephen C                   Canada         98,443,054                 15.8%
Henczel, Donald P                 United States     98,443,054                 15.8%
Hendel, Stuart J                  United States     98,443,054                 15.8%
Hendry, Daniele N                  Switzerland      98,443,054                 15.8%
Henkel, Eleni D                   United States     98,443,054                 15.8%
Henkel, Peter F                   United States     98,443,054                 15.8%
Hennemuth, Bruce W                United States     98,443,054                 15.8%
Hennessey, Keith B                United States     98,443,054                 15.8%
Hennessy, Miguel E                United States     98,443,734                 15.8%
Hennigan, Patrick J               United States     98,443,054                 15.8%
Hepburn, John K                      Canada         98,492,712                 15.8%
Hershy, Robert J                  United States     98,443,054                 15.8%
Herskovitz, Michael D             United States     98,444,827                 15.8%
Hevner, John D                    United States     98,443,054                 15.8%
Heyes, Richard C                  United Kingdom    98,447,782                 15.8%
Hickey, Robert J                  United States     98,443,054                 15.8%
Hilder, David B                   United States     98,443,054                 15.8%
Hill, Joseph W, II                United States     98,443,054                 15.8%
Hill, Susan Jean                  United States     98,443,054                 15.8%
Hilliard, Charles S               United States     98,443,054                 15.8%
Hillstrom, Per Johan                 Sweden         98,443,505                 15.8%
Hilzenrath, Eugene B              United States     98,443,054                 15.8%
Hirao, Gen                            Japan         98,445,946                 15.8%
Hirsch, Steven E                  United States     98,443,054                 15.8%
Hirschfeld, David J               United States     98,443,054                 15.8%
Hirschman, Kimberly L             United States     98,443,318                 15.8%
Hirshorn, William D               United States     98,443,231                 15.8%
Hirst, Julian Clement             United Kingdom    98,444,126                 15.8%
Hitchcock, Kent P                 United States     98,443,054                 15.8%
Hobson, John D                      Australia       98,443,054                 15.8%
Hoch, James S                     United States     98,457,966                 15.8%
Hoch, Kenneth C                   United States     98,443,054                 15.8%
Hodes, David R                    United States     98,443,054                 15.8%
Hoffen, Howard I                  United States     98,443,054                 15.8%
Hoffman, Jeanne                   United States     98,443,054                 15.8%
Hoffman, Michael C                United States     98,443,054                 15.8%
Hogaboom, David S                 United States     98,443,054                 15.8%
Hogan, Arthur R, III              United States     98,445,732                 15.8%
Hogan, Jeffrey N                  United States     98,443,054                 15.8%
Holland, Ian                       New Zealand      98,445,048                 15.8%
Hollihan, John P, III             United States     98,445,207                 15.8%
Holm, Eric R                      United States     98,454,474                 15.8%
Holmes, Warren Richard            United Kingdom    98,443,858                 15.8%
Holzschuh, Jeffrey R              United States     98,443,054                 15.8%
Hoornweg, Roberto                  Netherlands      98,449,067                 15.8%
Hornbeck, Geoffrey H              United States     98,443,054                 15.8%
Hosler, C. William                United States     98,443,054                 15.8%
Houston, James S                  United States     98,443,054                 15.8%
Howland, Christopher John         United Kingdom    98,444,817                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Hsieh, Jackson                    United States     98,443,054                 15.8%
Hu, Wei-Chung Bradford                Taiwan        98,443,054                 15.8%
Huang, Susan S                    United States     98,443,054                 15.8%
Huffman, Randall C                United States     98,443,054                 15.8%
Hughes, Karen P                   United Kingdom    98,443,054                 15.8%
Hughes-Guden, Ruth A              United States     98,443,054                 15.8%
Humphery, Marye L                 United Kingdom    98,443,576                 15.8%
Humphrey, Richard                 United States     98,443,054                 15.8%
Huneke, John H, III               United States     98,443,054                 15.8%
Hung, Yie-Hsin                    United States     98,468,921                 15.8%
Hunt, Robert S                    United States     98,443,054                 15.8%
Huntington, Robert H              United States     98,443,054                 15.8%
Huntley, Kristen S                United States     98,443,054                 15.8%
Husain, Mian Fazle                   Pakistan       98,443,054                 15.8%
Hwang, Grace T                    United States     98,443,054                 15.8%
Hyman, John Edward                United Kingdom    98,446,079                 15.8%
Iannetta, Michael J               United States     98,443,054                 15.8%
Ikehara, Susumu                       Japan         98,444,019                 15.8%
Iles, Susan Elizabeth             United Kingdom    98,443,262                 15.8%
Imanishi, Jun                         Japan         98,503,522                 15.8%
Inglis, Jack Edward               United Kingdom    98,444,818                 15.8%
Ip, Honsum                          Hong Kong       98,443,054                 15.8%
Ireland, Jenny Fiona              United Kingdom    98,443,379                 15.8%
Irish, John S                     United States     98,443,054                 15.8%
Isasi, Luis                           Spain         98,444,739                 15.8%
Ishikawa, Hiroshi                     Japan         98,452,321                 15.8%
Ismail, Wan Hamdan                  Malaysia        98,443,054                 15.8%
Ito, Eiji                             Japan         98,447,870                 15.8%
Ivey, Tracey H                    United States     98,443,054                 15.8%
Jabbour, Reynold A                United States     98,443,054                 15.8%
Jacobs, David A                   United States     98,443,054                 15.8%
Jaffe, Glenn P                    United States     98,443,054                 15.8%
Jalouneix, Olivier                   France         98,444,801                 15.8%
James, George Michael             United States     98,518,619                 15.8%
James, Melissa E                  United States     98,443,054                 15.8%
Jamesley, Karen C                 United States     98,443,054                 15.8%
Janson, Michael M                 United States     98,447,014                 15.8%
Jarvis, Timothy E                 United States     98,443,187                 15.8%
Jeffery, William Jeremy           United States     98,443,054                 15.8%
Jennings, Jeffrey D               United States     98,443,054                 15.8%
Jennings, Susan                   United States     98,443,054                 15.8%
Jodka, Jonathan D                 United States     98,443,054                 15.8%
Johansson, Jerker M                  Sweden         98,455,560                 15.8%
Johnson, David                    United States     98,443,054                 15.8%
Johnson, David C                  United States     98,443,054                 15.8%
Johnson, Denise                   United States     98,443,054                 15.8%
Johnson, Margaret Kinsley         United States     98,443,054                 15.8%
Johnson, R Sheldon                United States     98,443,054                 15.8%
Johnson, Theodore J               United States     98,443,054                 15.8%
Jolinger, James                   United States     98,443,054                 15.8%
Jones, Alan K                     United States     98,448,853                 15.8%
Jones, Andrew C                   United States     98,443,054                 15.8%
Jones, David G                    United States     98,443,054                 15.8%
Jones, Robert W                   United States     98,448,004                 15.8%
Joseph, Ravindra J                  Sri Lanka       98,445,084                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Jouhar, Kelvin Jan                United Kingdom    98,445,316                 15.8%
Juterbock, Thomas M               United States     98,444,044                 15.8%
Kagan, Samuel J                      Canada         98,443,054                 15.8%
Kageyama, Toshiji                     Japan         98,450,487                 15.8%
Kamen, Eric M                     United States     98,443,054                 15.8%
Kamins, Harold W                  United States     98,443,054                 15.8%
Kamradt, Michael P                United States     98,443,054                 15.8%
Kan, Bertrand Boudewijn            Netherlands      98,443,625                 15.8%
Kanellitsas, John A               United States     98,443,054                 15.8%
Kani, Takeo                           Japan         98,482,216                 15.8%
Kaplan, Stephanie B               United States     98,443,054                 15.8%
Karches, Peter F                  United States     98,443,054                 15.8%
Karier, Anita                     United States     98,443,054                 15.8%
Kary, Mark R                      United Kingdom    98,451,842                 15.8%
Katsihtis, Paul E                 United States     98,443,746                 15.8%
Kauffman, Richard L               United States     98,443,054                 15.8%
Kawai, Noboru                         Japan         98,445,877                 15.8%
Kay, S. Carolyn H                   Australia       98,443,054                 15.8%
Kayello, Sammy                       Lebanon        98,446,516                 15.8%
Kazazes, Thomas P                 United States     98,443,054                 15.8%
Keane, Michael David              United Kingdom    98,445,318                 15.8%
Keays, Thomas R                   United States     98,443,054                 15.8%
Keeler, Paul J                    United States     98,443,054                 15.8%
Keep, Ann                         United Kingdom    98,448,666                 15.8%
Kehl, Philip J                    United States     98,448,233                 15.8%
Kelleher, Colm Thomas             United Kingdom    98,452,220                 15.8%
Kelley, Scott M                   United States     98,443,054                 15.8%
Kelley, Sean P                    United States     98,443,054                 15.8%
Kelly, Brian W                    United States     98,443,054                 15.8%
Kelly, Christopher R              United States     98,443,054                 15.8%
Kelly, George J                   United States     98,443,054                 15.8%
Kelly, Kevin M                    United States     98,443,054                 15.8%
Kelly, Timothy D                  United States     98,443,054                 15.8%
Kemp, Stephen C                   United Kingdom    98,443,054                 15.8%
Kennedy, Douglas A                   Canada         98,443,054                 15.8%
Kent, Claire                      United Kingdom    98,444,731                 15.8%
Kent, David                         Australia       98,443,054                 15.8%
Kent, Ronald S                    United Kingdom    98,445,189                 15.8%
Key, Nigel R                      United States     98,443,054                 15.8%
Keyes, Terence Francois           United Kingdom    98,443,054                 15.8%
Khadjavi, Laya                        Iran          98,443,054                 15.8%
Khanna, Sanjeev                   United States     98,443,054                 15.8%
Kidwell, Jeffrey S                United States     98,443,054                 15.8%
Kiefer, Lawrence G                United States     98,443,054                 15.8%
Kilcoyne, Moira A                 United States     98,443,471                 15.8%
Kilpatrick, James H               United Kingdom    98,443,753                 15.8%
Kim, Andrew Young-Hun             United States     98,443,054                 15.8%
Kim, Eun Sang                         Korea         98,443,054                 15.8%
Kimball, Paul G                   United States     98,443,054                 15.8%
Kimball, Richard A., JR           United States     98,443,054                 15.8%
Kindred, Jonathan B               United States     98,443,054                 15.8%
King, David Richard               United Kingdom    98,443,054                 15.8%
King, Nancy A                     United States     98,443,054                 15.8%
King, Nicholas F                  United States     98,443,054                 15.8%
Kinkead, Brian M                  United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Kinmont, Alexander                United Kingdom    98,446,604                 15.8%
Kircher, Hillary E                United States     98,443,054                 15.8%
Kirkland, Derek G                 United States     98,443,054                 15.8%
Kishimoto, Satoshi                    Japan         98,657,753                 15.8%
Kitagawa, Hitoshi                     Japan         98,446,587                 15.8%
Kitts, Robert W                   United States     98,443,054                 15.8%
Klaedtke, Patrick G                  Germany        98,443,054                 15.8%
Klein, Dana R                     United States     98,443,054                 15.8%
Klein, Michael F                  United States     98,443,054                 15.8%
Kloppenborg, Robert W             United States     98,443,054                 15.8%
Klug, Paul W., JR                 United States     98,443,054                 15.8%
Knowles, James H L                   Canada         98,444,324                 15.8%
Kobashi, Yoshikazu                    Japan         98,444,612                 15.8%
Koederitz, Candice E              United States     98,444,044                 15.8%
Koenen, Austin V                  United States     98,443,054                 15.8%
Koerling, Heinrich                   Germany        98,460,361                 15.8%
Kohnhorst, Adolf                   Netherlands      98,444,244                 15.8%
Kollmann, Dagmar Petra               Austria        98,444,378                 15.8%
Komatsubara, Yoshihiko                Japan         98,448,341                 15.8%
Konolige, Kit                     United States     98,443,054                 15.8%
Koppenol, Robert G                United States     98,443,054                 15.8%
Korol, David L                    United States     98,443,054                 15.8%
Koshy, George                         India         98,443,054                 15.8%
Kourakos, William                 United States     98,443,054                 15.8%
Kovich, Nicholas J                United States     98,443,054                 15.8%
Kowalski, David R                 United States     98,443,054                 15.8%
Kraft, Joseph A., JR              United States     98,450,811                 15.8%
Kreider, Steven K                 United States     98,443,054                 15.8%
Kressner, J. Thomas                  Sweden         98,445,186                 15.8%
Krom, Frederick B, III            United States     98,443,054                 15.8%
Kupferberg, Barry D               United States     98,443,054                 15.8%
Kurman, Lee M                     United States     98,443,054                 15.8%
Kurtz, Patricia A                 United States     98,443,054                 15.8%
Kushma, Debra A F                 United States     98,443,054                 15.8%
Kushma, Michael B                 United States     98,443,054                 15.8%
La Roche, Elaine                  United States     98,443,054                 15.8%
Ladd, Susan C                     United States     98,443,054                 15.8%
Lafaman, James T                  United States     98,443,054                 15.8%
Lal, Naina                            India         98,443,054                 15.8%
Lamountain, Jon                   United States     98,444,516                 15.8%
Lancksweert, Dominique               Belgium        98,446,257                 15.8%
Landers, John Q., JR              United States     98,443,054                 15.8%
Landman, David                    United States     98,445,085                 15.8%
Landry, Brenda Lee                United States     98,449,984                 15.8%
Landry, Christina M               United States     98,445,529                 15.8%
Langford, Thomas R                United States     98,443,054                 15.8%
Langsam, Joseph A                 United States     98,443,549                 15.8%
Langston, Willie                  United States     98,443,054                 15.8%
Lanio, Thomas F                   United States     98,443,054                 15.8%
Lap, Michiel P                     Netherlands      98,445,701                 15.8%
Larkins, Gary T                   United States     98,443,054                 15.8%
Larkins, Robert J                 United States     98,443,054                 15.8%
Lashendock, Michael J             United States     98,443,054                 15.8%
Latif, Nadir S                    United Kingdom    98,448,843                 15.8%
Lavelle, Brendan J                United States     98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Lawson, Gary Adam                 United Kingdom    98,443,054                 15.8%
Layng, John G                     United States     98,443,054                 15.8%
Leach, Brian                      United States     98,518,395                 15.8%
Leblanc, Paul L                   United States     98,443,054                 15.8%
Lebowitz, Michael                 United States     98,443,054                 15.8%
Leder, Jason S                    United States     98,443,054                 15.8%
Lee, Ji-Yeun                          Korea         98,443,054                 15.8%
Lee, Robert P                     United States     98,522,482                 15.8%
Lefkowitz, Robert M               United States     98,445,964                 15.8%
Legg, David                       United Kingdom    98,443,182                 15.8%
Leimer, Willi Kurt                   Austria        98,443,054                 15.8%
Leitch, Donald S                  United States     98,443,054                 15.8%
Lenowitz, Scott J                 United States     98,443,054                 15.8%
Leonard, James R                  United States     98,443,054                 15.8%
Lev, Arthur J                     United States     98,443,054                 15.8%
Levene, Lord Peter Keith          United Kingdom    98,443,132                 15.8%
Levin, Debra J                    United States     98,443,054                 15.8%
Levy, Thomas A                    United States     98,443,054                 15.8%
Levy, William D                   United States     98,443,054                 15.8%
Lewis, Gary M                     United States     98,443,054                 15.8%
Lewis, Richard Graham             United Kingdom    98,443,236                 15.8%
Lewis, William M, JR              United States     98,443,054                 15.8%
Liang, James L                    United States     98,443,054                 15.8%
Lickar, Joann                     United States     98,443,054                 15.8%
Lieblich, Steven                  United States     98,443,054                 15.8%
Liebst, Peter J                   United States     98,443,054                 15.8%
Lien, Michael Jown Leam             Singapore       98,443,054                 15.8%
Lilly, Kevin J                    United States     98,443,054                 15.8%
Lim, Chin Y                         Malaysia        98,443,054                 15.8%
Lim, Judy Y L                       Singapore       98,443,054                 15.8%
Lim, Khoon-Min                    United States     98,443,054                 15.8%
Lindsay, Ian E                    United Kingdom    98,444,974                 15.8%
Lipe, L. Alex                       Australia       98,443,054                 15.8%
Lippi, Marco                          Italy         98,444,290                 15.8%
Lippmann, Marianne J              United States     98,443,054                 15.8%
Lipton, Stephen C                 United Kingdom    98,445,503                 15.8%
Litt, Michael C                   United States     98,443,054                 15.8%
Little, James W                   United States     98,443,054                 15.8%
Liu, Jialin                           China         98,443,054                 15.8%
Liu, Theodore Em-Po               United States     98,443,054                 15.8%
Lloyd, Charles E.G                United States     98,443,054                 15.8%
Loarie, Robert J                  United States     98,443,054                 15.8%
Lock, William David               United Kingdom    98,443,438                 15.8%
Locosa, Laura E                   United States     98,443,054                 15.8%
Loden, Tanya M                    United States     98,443,054                 15.8%
Loeb, Roger E                     United States     98,443,054                 15.8%
Loery, Gordon W                   United States     98,443,054                 15.8%
Lombardo, Guido Giulio                Italy         98,443,900                 15.8%
Longley, Yvonne                   United Kingdom    98,443,630                 15.8%
Longo, Victoria A                 United States     98,443,054                 15.8%
Lopategui, Philippe P                France         98,444,255                 15.8%
Lorentzen, Kent R                 United States     98,443,054                 15.8%
Lorsung, Anne K                   United States     98,443,054                 15.8%
Loshiavo, Richard A               United States     98,443,054                 15.8%
Lourie, Jonathan H                United States     98,456,873                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Lovoi, John V                     United States     98,443,054                 15.8%
Lucaya, Jorge                         Spain         98,443,271                 15.8%
Lumpkins, David B D               United States     98,443,054                 15.8%
Lutz, Merritt M                   United States     98,443,054                 15.8%
Lyche, Iver                       United States     98,443,054                 15.8%
Lyles, Ray V, JR                  United States     98,443,054                 15.8%
Lynch, Elizabeth W                United States     98,443,054                 15.8%
Lynch, Patrick D                  United States     98,443,054                 15.8%
Lyons, Douglas Stephen            United Kingdom    98,443,853                 15.8%
Macchiaverna, Glenn J             United States     98,443,054                 15.8%
Macdonald, Gavin L                United Kingdom    98,446,246                 15.8%
Macdonald, Robert Cumming         United Kingdom    98,443,054                 15.8%
Mack, Andrew John                 United Kingdom    98,443,603                 15.8%
Mack, John J                      United States     98,443,054                 15.8%
Mack, Kristoffer B                United States     98,443,054                 15.8%
Mackenzie, Douglas F              United States     98,443,054                 15.8%
Mackin, John J                    United States     98,443,054                 15.8%
Madison, Douglas N                United States     98,443,054                 15.8%
Maehashi, Nobuya                      Japan         98,452,861                 15.8%
Magee, Steven G                   United States     98,443,054                 15.8%
Maguire, J. Robert                United States     98,444,929                 15.8%
Maguire, John F                   United States     98,443,054                 15.8%
Mahon, James J                    United States     98,443,054                 15.8%
Mahoney, James P                  United States     98,443,054                 15.8%
Maillet, Jeffrey                  United States     98,443,054                 15.8%
Mainey, Richard E                 United States     98,443,054                 15.8%
Maiwald, Maryann K                United States     98,443,054                 15.8%
Malgieri, James                   United States     98,443,054                 15.8%
Malone, Christian B               United States     98,443,298                 15.8%
Maloney, Edward T                 United States     98,443,054                 15.8%
Maluste, Rajiv G                      India         98,443,054                 15.8%
Mamdani, Mahmoud A                United States     98,443,054                 15.8%
Maner, William A., IV             United States     98,443,054                 15.8%
Mangino, Gary J                   United States     98,443,054                 15.8%
Manioudakis, Angelo G             United States     98,443,054                 15.8%
Manley, James J                   United States     98,443,054                 15.8%
Manson, Christopher J. J          United Kingdom    98,443,054                 15.8%
Mantz, Jay H                      United States     98,445,490                 15.8%
Maratos, Jason G                     Greece         98,447,112                 15.8%
Marcin, Robert J                  United States     98,443,054                 15.8%
Margolis, Jeffrey                 United States     98,443,054                 15.8%
Marks, Kenneth R                  United States     98,444,044                 15.8%
Marks, Matthew B                  United States     98,443,054                 15.8%
Markwalter, John S., JR           United States     98,443,054                 15.8%
Marren, John W                    United States     98,443,054                 15.8%
Marsch, Paul Andrew               United Kingdom    98,444,042                 15.8%
Marshall, Ryan J                  United States     98,443,054                 15.8%
Martin, M. Paul                   United States     98,443,054                 15.8%
Martin, Scott E                   United States     98,443,054                 15.8%
Martinez, Lourdes Linden          United States     98,443,054                 15.8%
Martini, Teresa E                 United States     98,443,054                 15.8%
Martone, Craig J                  United States     98,443,054                 15.8%
Mason, Alexander Maurice             Ireland        98,444,665                 15.8%
Masri, Jack Joseph                United Kingdom    98,444,460                 15.8%
Massot, Sylvain P                    France         98,446,005                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Mastrangelo, Joseph F., JR        United States     98,443,054                 15.8%
Masucci, Ferdinand D              United States     98,443,054                 15.8%
Matlock, Scott W                  United States     98,443,054                 15.8%
Mayer, Kimball P                  United States     98,443,054                 15.8%
Maynard, Daniel V                 United States     98,443,930                 15.8%
Maynard, Walter, JR               United States     98,443,054                 15.8%
Mayoros, Alan E                   United States     98,443,054                 15.8%
Mazzilli, Paul J                  United States     98,443,364                 15.8%
Mcallister, Dean E                United States     98,443,054                 15.8%
Mcarthur, James                    New Zealand      98,446,374                 15.8%
Mcbee, Phoebe                     United States     98,443,054                 15.8%
McCareins, John M                 United States     98,443,054                 15.8%
Mccarthy, Alexis E                United States     98,443,054                 15.8%
Mccombe, William D                  Australia       98,443,054                 15.8%
Mcconigley, Michael J                Ireland        98,446,451                 15.8%
Mccreery, David A                 United States     98,443,054                 15.8%
Mcdade, John Wesley, JR           United States     98,443,054                 15.8%
McDonnell, Dennis                 United States     98,443,054                 15.8%
Mcdonnell, Gail P                 United States     98,443,054                 15.8%
Mcdonough, Patrick J              United States     98,443,054                 15.8%
McGannon, Mark T                  United States     98,443,054                 15.8%
Mcgeehan, John D                  United States     98,443,054                 15.8%
Mcgill, James F                   United States     98,443,054                 15.8%
Mcgillicuddy, Jean                United States     98,443,054                 15.8%
Mcginnis, James P., JR            United States     98,443,054                 15.8%
Mcguinness, Nancy A               United States     98,443,885                 15.8%
Mchugh, Daniel                    United States     98,447,242                 15.8%
Mchugh, Florence Q                United States     98,443,054                 15.8%
Mcinerney, John J                 United States     98,443,054                 15.8%
Mcinerney, Thomas J               United States     98,443,054                 15.8%
Mcintyre, John P, JR              United States     98,443,054                 15.8%
Mckean, James Donaldson           United Kingdom    98,445,425                 15.8%
Mckenna, Craig A                  United States     98,443,054                 15.8%
Mclaughlin, Michael T             United States     98,443,054                 15.8%
McLaughlin, William               United States     98,443,054                 15.8%
McMahon, Kelly                    United States     98,443,054                 15.8%
Mcmahon, Kevin A                  United States     98,443,054                 15.8%
Mcmahon, William C                United States     98,443,054                 15.8%
Mcvicker, Michael J               United States     98,443,054                 15.8%
Medina, Daniel L                  United States     98,443,054                 15.8%
Mee, Adrian Alexander             United Kingdom    98,443,976                 15.8%
Meeker, Mary G                    United States     98,443,054                 15.8%
Melendez, Victoria T              United States     98,443,342                 15.8%
Memani, Krishna K                     India         98,443,054                 15.8%
Memmott, David J                  United States     98,443,054                 15.8%
Mena, Daniel T                    United States     98,443,054                 15.8%
Menell, Mark S                    United States     98,443,054                 15.8%
Menkes, Leslie S                  United States     98,443,054                 15.8%
Merrick, Joanne                   United States     98,443,054                 15.8%
Merritt, Peter G                  United States     98,443,054                 15.8%
Metzler, Robert A                 United States     98,455,069                 15.8%
Meyer, Bruce A                    United States     98,448,004                 15.8%
Meyer, Joseph F                   United States     98,443,054                 15.8%
Meyer, Michael W                  United States     98,443,054                 15.8%
Meyer, Robert L                   United States     98,443,384                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Miao, Eugene A                    United States     98,443,054                 15.8%
Michnowich, Salvatore E           United States     98,444,704                 15.8%
Micioni, Peter J                  United States     98,443,054                 15.8%
Miki, Naoto                           Japan         98,443,406                 15.8%
Milazzo, Jason T                  United States     98,443,054                 15.8%
Milias St. Peter, Mary Ann        United States     98,443,054                 15.8%
Miller, Cathy Ann                 United States     98,443,054                 15.8%
Miller, Frederic A                United States     98,443,054                 15.8%
Miller, Lyle D                    United States     98,443,054                 15.8%
Millington, Charles               United States     98,443,054                 15.8%
Mincke, Bradley D                 United States     98,443,054                 15.8%
Minicucci, Giuseppina                 Italy         98,444,817                 15.8%
Mirat, Pierre Jean Henri             France         98,446,243                 15.8%
Missett, Bruce M                  United States     98,443,054                 15.8%
Mita, Mayo                            Japan         98,444,149                 15.8%
Mitchell, Lawrence R., JR         United States     98,443,380                 15.8%
Mizen, Greg E                     United States     98,443,054                 15.8%
Mizuno, Toshiya                       Japan         98,496,802                 15.8%
Mizuta, Shigeo                        Japan         98,443,099                 15.8%
Moehlmann, Claus Christian           Germany        98,443,604                 15.8%
Mogenson, Harvey B                United States     98,443,054                 15.8%
Mohen, Gretchen M                 United States     98,443,054                 15.8%
Mohi, Susan L                     United States     98,443,054                 15.8%
Moia, Paolo                           Italy         98,443,054                 15.8%
Mole, Marie L                     United States     98,443,054                 15.8%
Molinari, William R               United States     98,443,054                 15.8%
Molloy, June A                    United States     98,443,054                 15.8%
Monroe, Charles                   United States     98,443,054                 15.8%
Montagner, Marc                      France         98,443,085                 15.8%
Moonier, James F                  United States     98,443,054                 15.8%
Moore, David Neil                 United Kingdom    98,443,054                 15.8%
Moore, Donald A., JR              United States     98,465,414                 15.8%
Moore, Duncan Charles Mcnaught    United Kingdom    98,446,623                 15.8%
Moore, Michael A                  United States     98,443,054                 15.8%
Moran, Matthew J                  United States     98,443,054                 15.8%
More, Daniel B                    United States     98,452,373                 15.8%
Morell, Curtis W                  United States     98,443,054                 15.8%
Morgan, David H                   United Kingdom    98,448,909                 15.8%
Morganbesser, Neil B              United States     98,443,054                 15.8%
Morita, Eiko                          Japan         98,444,855                 15.8%
Morphett, Jonathan G              United States     98,443,714                 15.8%
Morrill, Caroline C               United States     98,443,054                 15.8%
Morris, John Timothy              United States     98,443,054                 15.8%
Morris, Karen L                   United States     98,443,054                 15.8%
Mortimer, Patrick J               United States     98,443,054                 15.8%
Moscati, Leonard F                United States     98,443,054                 15.8%
Moser, David S                    United States     98,443,054                 15.8%
Mourre, Marc                         France         98,445,125                 15.8%
Mozer, Francine L                 United States     98,443,054                 15.8%
Mueller, Albert J                 United States     98,443,054                 15.8%
Mueller, John M, III              United States     98,443,054                 15.8%
Mulcahey, Cynthia                 United States     98,443,054                 15.8%
Muller, Cynthia                   United States     98,443,138                 15.8%
Muller, Peter                     United States     98,443,054                 15.8%
Muller, Thomas R                  United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Mullin, Sean C.V                     Canada         98,444,186                 15.8%
Mundy, Theodore                   United States     98,443,054                 15.8%
Munger, Stephen R                 United States     98,443,054                 15.8%
Murphy, Charles W                 United States     98,447,593                 15.8%
Murphy, David J                   United States     98,443,054                 15.8%
Murphy, Devin I                   United States     98,443,265                 15.8%
Murphy, Kevin C                   United States     98,443,054                 15.8%
Murray, Eileen K                  United States     98,443,054                 15.8%
Murray, Janet E                   United Kingdom    98,443,054                 15.8%
Murray, Peter J                   United Kingdom    98,443,054                 15.8%
Musetti, Robert C                 United States     98,443,054                 15.8%
Muston, Neale D                     Australia       98,443,054                 15.8%
Nadosy, Peter                     United States     98,443,054                 15.8%
Nagrani, Vikram                   United States     98,443,054                 15.8%
Nagrani, Vineet                       India         98,443,054                 15.8%
Nakada, Kenji                         Japan         98,455,716                 15.8%
Nakamura, Haruo                       Japan         98,449,202                 15.8%
Nakamura, Hiroshi                     Japan         98,443,054                 15.8%
Nakamura, Hiroshi                     Japan         98,446,203                 15.8%
Nakata, Yasuhiro                      Japan         98,450,803                 15.8%
Nall, Rhea F                      United States     98,443,054                 15.8%
Narang, Anil                          India         98,443,054                 15.8%
Narasaki, Tetsuya                     Japan         98,446,125                 15.8%
Nathan, J. Saul                   United Kingdom    98,445,990                 15.8%
Naylor, Margaret P                United Kingdom    98,447,416                 15.8%
Neamtu, Alexander                 United States     98,443,072                 15.8%
Needham, Peter A                  United States     98,444,044                 15.8%
Nelson, Alec G                    United Kingdom    98,445,195                 15.8%
Neuberger, Mark A                 United States     98,443,054                 15.8%
Neubert, David L. C               United States     98,443,054                 15.8%
Neubohn, Naneen H                 United States     98,444,950                 15.8%
Neuhaus, Kenneth M                United States     98,447,014                 15.8%
Neuman, Douglas W                 United States     98,452,985                 15.8%
Neuwirth, David N                 United States     98,443,054                 15.8%
New, Jeff D                       United States     98,443,054                 15.8%
Newcomb, Philip V                 United States     98,443,054                 15.8%
Newhouse, Stephan F               United States     98,443,054                 15.8%
Newman, David F                   United Kingdom    98,443,798                 15.8%
Newman, Patricia L                United States     98,443,054                 15.8%
Newman, Rebecca                   United States     98,443,054                 15.8%
Ni Chathmhaoil, Aifric               Ireland        98,446,380                 15.8%
Nickoll, Benjamin E               United States     98,443,054                 15.8%
Nicol, David                      United Kingdom    98,457,040                 15.8%
Niehaus, Christopher J            United States     98,443,298                 15.8%
Niehaus, Robert H                 United States     98,447,014                 15.8%
Niizeki, Kenichi                      Japan         98,450,056                 15.8%
Nimkoff, Debra L                  United States     98,443,054                 15.8%
Noejovich, Gerardo F                Argentina       98,443,054                 15.8%
Nolan, John R                     United States     98,443,054                 15.8%
Nosseir, Amr M                    United States     98,443,054                 15.8%
Notley, Sean J                    United Kingdom    98,474,460                 15.8%
Nowlin, Kevin M                   United States     98,443,054                 15.8%
Nunnally, Mckee, JR               United States     98,473,769                 15.8%
Nyberg, Ronald A                  United States     98,443,054                 15.8%
O'Brien, Donald S                 United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

O'Brien, James M                  United States     98,460,551                 15.8%
O'Brien, Paul F                   United States     98,443,054                 15.8%
O'Connor, Stephen P               United Kingdom    98,445,528                 15.8%
O'Flynn, Thomas M                    Canada         98,443,054                 15.8%
O'Friel, Mark L                   United States     98,463,210                 15.8%
O'Hare, Michael T                 United States     98,443,054                 15.8%
O'Keefe, William B                United States     98,443,054                 15.8%
O'Leary, William F                United States     98,443,054                 15.8%
O'Shea, Kevin D                   United States     98,445,592                 15.8%
Oberlin, Dana M                   United States     98,443,054                 15.8%
Ocampo, Edward J                  United States     98,447,989                 15.8%
Oelerich, Francis J, III          United States     98,443,054                 15.8%
Okamura, Kazumi Nagashima             Japan         98,449,153                 15.8%
Okawa, Yoshiro                        Japan         98,446,196                 15.8%
Okubo, Tsutomu                        Japan         98,450,936                 15.8%
Olesky, Jonathan D                United States     98,443,054                 15.8%
Ong, Arthur Y                     United States     98,443,054                 15.8%
Onuma, Takashi                        Japan         98,554,080                 15.8%
Orem, John R                      United States     98,443,054                 15.8%
Ormerod, Mark                     United Kingdom    98,447,824                 15.8%
Osbon, John F                     United States     98,443,054                 15.8%
Osborne, Nicholas D               United States     98,443,054                 15.8%
Osmond, Robin S                   United Kingdom    98,444,344                 15.8%
Oyarbide, Carlos Alfonso              Spain         98,444,097                 15.8%
Pace, Joanne                      United States     98,443,054                 15.8%
Pace, Marvin J                    United States     98,443,054                 15.8%
Pace, Phillip Z                   United States     98,443,054                 15.8%
Packer, Robert M                  United States     98,443,054                 15.8%
Pagliari, Michael                 United Kingdom    98,446,049                 15.8%
Palmer, Daniel Garvey             United Kingdom    98,444,679                 15.8%
Palmer, Gary P                    United States     98,443,054                 15.8%
Palmiotti, Joseph C               United States     98,443,054                 15.8%
Pandit, Vikram S                      India         98,443,054                 15.8%
Panjwani, Raju H                  United States     98,443,054                 15.8%
Pannell, Carol Amanda             United Kingdom    98,444,865                 15.8%
Pannkuk, Paul A                   United States     98,443,304                 15.8%
Parent, Margaret M                United States     98,443,054                 15.8%
Parr, Gary W                      United States     98,443,054                 15.8%
Parry, Clive J                    United Kingdom    98,443,429                 15.8%
Pasciucco, Gerard                 United States     98,443,054                 15.8%
Pasko, Christopher T              United States     98,443,054                 15.8%
Pate, Bruce A                     United States     98,443,054                 15.8%
Patel, Mukesh D                   United States     98,443,054                 15.8%
Patten, Veeswanaden R               Mauritius       98,443,316                 15.8%
Patyk, Daniel G., JR              United States     98,443,054                 15.8%
Pavoncelli, Riccardo                  Italy         98,450,911                 15.8%
Pearson, Sharon E                 United Kingdom    98,443,054                 15.8%
Pecori Giraldi, Galeazzo              Italy         98,451,211                 15.8%
Pedde, Richard                       Canada         98,443,054                 15.8%
Pelgrift, James D                 United States     98,444,869                 15.8%
Pellecchio, Ralph L               United States     98,443,054                 15.8%
Pelosky, Robert J., JR            United States     98,443,054                 15.8%
Penington, Michael                United Kingdom    98,444,847                 15.8%
Penney, David J                   United States     98,443,054                 15.8%
Penwell, Stephen B                United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Pereira, Ian C.T                      Kenya         98,443,054                 15.8%
Pereira, Paulo C                    Portugal        98,446,357                 15.8%
Perella, Joseph R                 United States     98,443,054                 15.8%
Perlman, Mike                     United States     98,443,054                 15.8%
Pernas, Alvaro                        Spain         98,444,985                 15.8%
Perrett, Mark Philip              United Kingdom    98,444,156                 15.8%
Peskin, Michael W                 United States     98,443,054                 15.8%
Pest, Willie R                    United States     98,443,054                 15.8%
Petersohn, Steven J               United States     98,443,054                 15.8%
Peterson, C. Scott                United States     98,446,394                 15.8%
Peterson, Wayne D                 United States     98,443,054                 15.8%
Petery, Andras R                  United States     98,443,054                 15.8%
Petitgas, Franck R                   France         98,448,070                 15.8%
Petri, Lawrence M                 United States     98,443,054                 15.8%
Petrick, Michael J                United States     98,443,054                 15.8%
Petrow, Christopher G             United States     98,443,054                 15.8%
Petrozzo, Daniel P                United States     98,443,054                 15.8%
Pflederer, Richard                United States     98,443,054                 15.8%
Phillips, Charles E., JR          United States     98,443,054                 15.8%
Phillips, Craig S                 United States     98,443,054                 15.8%
Phillips, James D                 United States     98,443,054                 15.8%
Pierce, Darvin D                  United States     98,443,054                 15.8%
Pietrzak, Dennis S                United States     98,443,054                 15.8%
Pillepich, George M               United States     98,443,054                 15.8%
Pipa, Andrew C                    United States     98,443,054                 15.8%
Piraro, Joseph                    United States     98,443,054                 15.8%
Pitcher, James S                  United Kingdom    98,443,129                 15.8%
Pivirotto, Richard R, JR          United States     98,443,054                 15.8%
Placentra, Daniel R               United States     98,443,054                 15.8%
Platt, Russell C                  United States     98,443,054                 15.8%
Pochtar, Elaine N                 United States     98,443,714                 15.8%
Pokrzywinski, Jennifer A          United States     98,443,054                 15.8%
Polsky, Lisa K                    United States     98,443,054                 15.8%
Pope, Patricia                    United States     98,443,813                 15.8%
Porat, Ruth M                     United States     98,443,054                 15.8%
Porte, Thierry G                  United States     98,446,024                 15.8%
Portnow, Loren                    United States     98,443,054                 15.8%
Portogallo, Richard               United States     98,443,054                 15.8%
Potter, Ian Henry Franklin           Canada         98,443,054                 15.8%
Poulos, Perry                     United States     98,443,054                 15.8%
Poulton, Roger                    United Kingdom    98,443,054                 15.8%
Povel, Andreas Ludwig J              Germany        98,443,054                 15.8%
Powell, Don G                     United States     98,443,054                 15.8%
Prakash, Akash                        India         98,443,054                 15.8%
Pratt, Frank T                    United States     98,443,054                 15.8%
Pretty, Rosemary                  United States     98,443,054                 15.8%
Prideaux De Lacy, Dawn R          United Kingdom    98,444,007                 15.8%
Prill, Patrick                    United States     98,443,054                 15.8%
Pulay, Jessica Mary               United Kingdom    98,443,225                 15.8%
Purcell, Philip J                 United States     101,043,585                16.2%
Putcha, Ramakrishna N                 India         98,443,054                 15.8%
Putterman, Jules B                United States     98,443,054                 15.8%
Quartner, Douglas M               United States     98,449,984                 15.8%
Query, James B., JR               United States     98,443,054                 15.8%
Quigley, Donal A                  United Kingdom    98,444,515                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Rabin, Michael D                  United States     98,443,054                 15.8%
Raettig, Lutz                        Germany        98,443,787                 15.8%
Raffel, Andreas                      Germany        98,445,347                 15.8%
Ragovin, Scott H                  United States     98,443,054                 15.8%
Rahbany, Russell A                United States     98,443,054                 15.8%
Ramachandran, Narayan                 India         98,443,054                 15.8%
Ramakrishnan, Guru K                  India         98,468,447                 15.8%
Ramshaw, Julie                    United Kingdom    98,443,560                 15.8%
Rana, Aditya                          India         98,443,054                 15.8%
Randolph, Guy D, III              United States     98,443,054                 15.8%
Rankin, Charles                   United Kingdom    98,445,336                 15.8%
Rankowitz, Andrew V               United States     98,443,054                 15.8%
Rankowitz, Michael L              United States     98,476,102                 15.8%
Ratib, Ahmet V                       Cyprus         98,444,943                 15.8%
Rault, Joseph M., III             United States     98,443,054                 15.8%
Ravitz, Leslie C                  United States     98,443,054                 15.8%
Reddy, Stephen D                  United States     98,443,054                 15.8%
Redman, Brian E                   United States     98,443,054                 15.8%
Redpath, James S                  United States     98,443,054                 15.8%
Reeke, Gail Hunt                  United States     98,446,684                 15.8%
Reese, Ronald R                   United States     98,443,054                 15.8%
Refvik, Olav N                       Norway         98,443,054                 15.8%
Reich, Christopher V              United States     98,443,054                 15.8%
Reicin, Glenn M                   United States     98,443,054                 15.8%
Reid, Alistair Garnet             United Kingdom    98,443,464                 15.8%
Reid, Donald S                       Canada         98,443,054                 15.8%
Reid, Ian M                       United Kingdom    98,443,054                 15.8%
Reid, William R                   United States     98,443,054                 15.8%
Reierson, Lars A                  United States     98,443,054                 15.8%
Reiland, William T                United States     98,443,054                 15.8%
Reilly, Christine I               United States     98,443,054                 15.8%
Reilly, Timothy B                 United States     98,443,054                 15.8%
Rein, Walter Edward               United States     98,443,054                 15.8%
Remec, Marko C                    United States     98,443,054                 15.8%
Renehan, David                    United States     98,443,054                 15.8%
Renton, Stephen                   United Kingdom    98,445,808                 15.8%
Restaino, Paolo Anthony               Italy         98,444,631                 15.8%
Revelli, Paolo                        Italy         98,456,298                 15.8%
Reynolds, John R                  United States     98,443,054                 15.8%
Reynoldson, John                  United States     98,443,054                 15.8%
Rice, Mark R                      United States     98,443,054                 15.8%
Rice, Mark R                      United Kingdom    98,444,932                 15.8%
Richard, Scott F                  United States     98,443,054                 15.8%
Richardson, Gerald P              United States     98,443,054                 15.8%
Richardson, Gordon                United Kingdom    98,443,054                 15.8%
Richardson, Lorraine A            United Kingdom    98,446,765                 15.8%
Riche, Eden Matthew               United Kingdom    98,444,243                 15.8%
Richter, Maria Del Carmen            Panama         98,443,054                 15.8%
Richter, Todd B                   United States     98,487,951                 15.8%
Riefler, Linda H                  United States     98,443,054                 15.8%
Riley, Thomas R                   United States     98,443,793                 15.8%
Roach, Kevin T                    United States     98,443,054                 15.8%
Roach, Stephen S                  United States     98,443,054                 15.8%
Robert, Marc Henri                United States     98,443,808                 15.8%
Roberts, John A                   United Kingdom    98,443,054                 15.8%


--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Robertson, Michael H              United Kingdom    98,443,054                 15.8%
Robey, Simon C                    United Kingdom    98,453,453                 15.8%
Robino, Christopher M             United States     98,443,054                 15.8%
Robinson, John D                  United States     98,443,054                 15.8%
Robson, Glenn R                   United States     98,443,054                 15.8%
Rochat, Christian Pierre           Switzerland      98,446,263                 15.8%
Rodman, Kevin L                   United States     98,443,054                 15.8%
Roessler, Gustavo S               United States     98,443,054                 15.8%
Roger, Robin                      United States     98,443,054                 15.8%
Rohde, Gregory John               United States     98,443,054                 15.8%
Rolison, Leslie                   United States     98,443,054                 15.8%
Rollyson, Mikel M                 United States     98,443,054                 15.8%
Rookwood, Mark S                  United States     98,443,054                 15.8%
Root, Marshal E                   United States     98,443,054                 15.8%
Rosenthal, Andrew                 United States     98,444,044                 15.8%
Rosenthal, Richard L              United States     98,443,054                 15.8%
Rosenthal, Richard S              United States     98,444,368                 15.8%
Ross, Ian                            Canada         98,443,054                 15.8%
Rosseinsky, Nicholas Martin       United Kingdom    98,444,342                 15.8%
Roth, Christian G                 United States     98,443,054                 15.8%
Rothberg, Rei W                   United States     98,443,054                 15.8%
Rowe, Tamsin E.E                  United Kingdom    98,445,284                 15.8%
Rowley, Andrew F                  United States     98,443,054                 15.8%
Rowley, Thomas C                  United States     98,443,054                 15.8%
Ruegnitz, Steven A                United States     98,443,054                 15.8%
Ruiz, John Thomas                 United States     98,443,054                 15.8%
Runde, James A                    United States     98,443,054                 15.8%
Rusis, Armins K                   United States     98,443,054                 15.8%
Russell, David A                  United Kingdom    98,447,902                 15.8%
Russinelli, Thomas W              United States     98,443,054                 15.8%
Russo, Stefano                        Italy         98,443,054                 15.8%
Ryan, Christopher L               United States     98,443,054                 15.8%
Ryan, Jeffrey P                   United States     98,443,054                 15.8%
Ryan, Robert J                       Canada         98,443,054                 15.8%
Rybak, William R                  United States     98,443,054                 15.8%
Ryder, Christopher J              United States     98,443,054                 15.8%
Sachtleben, Alan T                United States     98,443,054                 15.8%
Sack, John H                      United States     98,443,054                 15.8%
Sacks, Michael                    United States     98,443,054                 15.8%
Saito, Makoto                         Japan         98,512,975                 15.8%
Sakurada, Koichi                      Japan         98,445,979                 15.8%
Salant, Marshal L                 United States     98,443,054                 15.8%
Salcedo, Antonio Jose                 Spain         98,453,433                 15.8%
Salisbury, William R              United States     98,443,054                 15.8%
Salmon, Robert E                  United States     98,443,054                 15.8%
Salzman, Jeffrey H                United States     98,451,907                 15.8%
Sama, Alok                        United States     98,443,054                 15.8%
Samuels, Michele M                United States     98,443,179                 15.8%
Sandberg, Bruce R                 United States     98,443,054                 15.8%
Sanders, William J                United States     98,443,054                 15.8%
Sandling, M. James, III           United States     98,443,054                 15.8%
Sandulli, Richard P               United States     98,443,054                 15.8%
Sargent, Robert A                 United Kingdom    98,449,448                 15.8%
Sasaki, Mami                          Japan         98,454,897                 15.8%
Sato, Yasuo                           Japan         98,447,267                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Saucedo, Colette                  United States     98,443,054                 15.8%
Savage, Luke                      United Kingdom    98,444,031                 15.8%
Saveliff, James F                 United States     98,443,054                 15.8%
Saxe, Jonathan K                  United States     98,443,054                 15.8%
Saxe, Susan E                     United States     98,443,393                 15.8%
Saxon, Diane Marie                United States     98,443,054                 15.8%
Saxton, Thomas J                  United States     98,443,054                 15.8%
Sayers, Michael                   United Kingdom    98,445,549                 15.8%
Schaaff, Harold J, JR             United States     98,443,054                 15.8%
Scherer, Andrew                   United States     98,443,054                 15.8%
Scheuer, Alan                     United States     98,443,054                 15.8%
Schiavo, Anthony                  United States     98,443,054                 15.8%
Schieffelin, Allison              United States     98,443,054                 15.8%
Schlarbaum, Gary G                United States     98,443,054                 15.8%
Schlueter, James B                United States     98,443,054                 15.8%
Schmid, James D                   United States     98,443,054                 15.8%
Schmitt, Dietmar R                   Germany        98,443,552                 15.8%
Schneickert, Michael D            United States     98,443,054                 15.8%
Schneider, Thomas C               United States     99,548,887                 15.9%
Schneider, Walter B               United States     98,443,054                 15.8%
Schoen, Jon S                     United States     98,443,054                 15.8%
Schorin, Charles N                United States     98,443,054                 15.8%
Schuettler, Hans Joerg               Germany        98,443,316                 15.8%
Schwartz, Richard C               United States     98,443,054                 15.8%
Scott, Andrew C                   United States     98,443,054                 15.8%
Scott, Charles H                  United Kingdom    98,462,559                 15.8%
Scott, James H                    United States     98,443,054                 15.8%
Scott, Robert G                   United States     98,443,054                 15.8%
Scott, Tamara                     United States     98,443,054                 15.8%
Scowcroft, John A                 United States     98,443,054                 15.8%
Scully, Robert W                  United States     98,443,054                 15.8%
Scurletis, Dennis T               United States     98,443,054                 15.8%
Seah, Kiat Seng                     Singapore       98,443,054                 15.8%
Seery, Christopher S              United States     98,446,611                 15.8%
Seigel, Mark A                    United States     98,447,014                 15.8%
Seiler, Alex W                    United States     98,443,054                 15.8%
Sekaran, Rajan                    United States     98,443,054                 15.8%
Selim, Omar                          Germany        98,444,372                 15.8%
Sella, Roberto M                  United States     98,443,054                 15.8%
Sellars, Tara Kay                 United Kingdom    98,443,784                 15.8%
Semmelhaack, Mary Ellen           United States     98,443,246                 15.8%
Senouf, Andres                      Venezuela       98,443,054                 15.8%
Serra, Loredana                   United States     98,443,054                 15.8%
Sethi, Vinod R                        India         98,443,054                 15.8%
Seto, Richard                     United States     98,443,054                 15.8%
Sexauer, Stephen C                United States     98,443,054                 15.8%
Shah, Dhiren H                    United States     98,448,757                 15.8%
Shah, Pravin                          India         98,443,054                 15.8%
Shapiro, John A                   United States     98,443,054                 15.8%
Sharma, Sutesh K                  United Kingdom    98,449,120                 15.8%
Shea, Dennis F                    United States     98,445,034                 15.8%
Shear, Neal A                     United States     98,443,054                 15.8%
Shelley, Cameron                  United Kingdom    98,443,494                 15.8%
Shelton, John                     United Kingdom    98,445,608                 15.8%
Shelton, Richard David            United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Shen, Bing                            China         98,443,054                 15.8%
Shepardson, Robert M., III        United States     98,443,054                 15.8%
Shepherd, Frederic                United States     98,443,054                 15.8%
Sherman, Barnet                   United States     98,443,054                 15.8%
Sherva, Dennis G                  United States     98,443,054                 15.8%
Shigenari, Yoshihiko                  Japan         98,443,315                 15.8%
Shima, Yoshio                         Japan         98,444,433                 15.8%
Shimoyama, Nobuo                      Japan         98,454,727                 15.8%
Shizunaga, Kensuke                    Japan         98,443,365                 15.8%
Short, Marium A                   United States     98,443,054                 15.8%
Sica, Frank                       United States     98,443,054                 15.8%
Sidor, Joseph A                   United States     98,443,054                 15.8%
Siefert, Eric P                   United States     98,443,054                 15.8%
Sieling, Richard D                United States     98,443,054                 15.8%
Siklos, Eugene N                     Canada         98,443,054                 15.8%
Silberstein, Thomas J             United States     98,443,054                 15.8%
Silver, Caroline Louise           United Kingdom    98,445,622                 15.8%
Silver, Harry S                   United States     98,443,054                 15.8%
Silver, Naomi B                   United States     98,443,054                 15.8%
Simkowitz, Daniel A               United States     98,443,054                 15.8%
Simonian, Jon D                   United States     98,452,954                 15.8%
Simpson, Justin S                    Ireland        98,443,054                 15.8%
Sine, Jeffrey A                   United States     98,443,054                 15.8%
Sipprelle, Dwight D               United States     98,443,054                 15.8%
Sitarz, Paul J                    United States     98,443,054                 15.8%
Six, Scot                         United States     98,443,054                 15.8%
Skiba, Jack L                     United States     98,443,054                 15.8%
Skinner, Alan William             United Kingdom    98,443,054                 15.8%
Skinner, Alistair E               United Kingdom    98,443,054                 15.8%
Skinner, Geoffrey F                  Canada         98,443,525                 15.8%
Skov, Andy B                      United States     98,443,054                 15.8%
Sladkus, Mark H                   United States     98,443,054                 15.8%
Slaughter, J. E. Hoke             United States     98,443,054                 15.8%
Slayton, Scott P                  United States     98,443,054                 15.8%
Slefinger, Thomas J               United States     98,443,054                 15.8%
Slingo, Matthew Conway            United Kingdom    98,443,797                 15.8%
Smalley, Robert Louis             United States     98,443,054                 15.8%
Smith, Charissa H                 United States     98,443,054                 15.8%
Smith, Jeffrey W                  United States     98,444,469                 15.8%
Smith, John-Paul                  United Kingdom    98,443,999                 15.8%
Smith, Judith A                   United States     98,443,054                 15.8%
Smith, Palmer N                   United States     98,444,516                 15.8%
Smith, Paul E                     United States     98,443,054                 15.8%
Smith, Peter R. G                 United Kingdom    98,444,564                 15.8%
Smith, R. Bram                    United States     98,443,054                 15.8%
Smith, Robert M                   United States     98,443,054                 15.8%
Smith, Stephen E                  United States     98,443,054                 15.8%
Smith, Warren Charles Henry       United Kingdom    98,443,054                 15.8%
Smith, William B                  United States     98,920,030                 15.8%
Smithson, Amanda L. D             United Kingdom    98,445,819                 15.8%
Soetaert, Mary K                  United States     98,443,054                 15.8%
Sonnenborn, Monroe R              United States     98,443,054                 15.8%
Sorenson, Traci                   United States     98,443,054                 15.8%
Sorrel, Lawrence B                United States     98,443,054                 15.8%
Soter, Arthur P                   United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Souchon, Stephen Alec             South Africa      98,443,269                 15.8%
Souter, Robert J                  United Kingdom    98,444,376                 15.8%
Spellman, Kim I                   United States     98,443,054                 15.8%
Spellman, Michael F               United States     98,443,054                 15.8%
Spence, Anthony D                 United Kingdom    98,444,422                 15.8%
Spence, John F                    United States     98,443,054                 15.8%
Spencer, Cordell G                   Canada         98,443,054                 15.8%
Sperling, Andrew N                United States     98,443,054                 15.8%
Sperry, Grant H                   United States     98,443,054                 15.8%
Spingardi, Tomaso                     Italy         98,443,895                 15.8%
Spitzley, Ray L                   United States     98,443,054                 15.8%
Sposito, Claudio                      Italy         98,445,300                 15.8%
Stabell, Walter W                 United States     98,443,054                 15.8%
Stabenau, Heinrich H              United States     98,443,054                 15.8%
Stadler, Joseph P                 United States     98,443,054                 15.8%
Stallard, Michael L               United States     98,443,054                 15.8%
Stamm, Jeffrey M                  United States     98,443,054                 15.8%
Stanley, Bret W                   United States     98,443,054                 15.8%
Staunton, Jane A                  United States     98,443,160                 15.8%
Steele, Gary Richard              United States     98,443,054                 15.8%
Steele, Kenneth J                 United Kingdom    98,446,636                 15.8%
Stefanec, Richard J               United States     98,443,054                 15.8%
Stein, Jens-Peter                    Germany        98,443,054                 15.8%
Steinberg, David L                United States     98,443,054                 15.8%
Steinman, Richard M               United States     98,443,054                 15.8%
Stern, Steven S                   United States     98,443,054                 15.8%
Sternberg, Michael I              United States     98,443,054                 15.8%
Stettner, Lee S                   United States     98,447,688                 15.8%
Stevens, James D                  United States     98,443,054                 15.8%
Stewart, Colin R                  United States     98,443,054                 15.8%
Stewart, John R                   United States     98,443,054                 15.8%
Stolbof, Paul S                   United States     98,443,406                 15.8%
Stoltz, Murray C                  United States     98,443,054                 15.8%
Stone, Jonathan Barry             United Kingdom    98,444,390                 15.8%
Stott, Peter                      United Kingdom    98,456,873                 15.8%
Stracka, Timothy T                United States     98,443,054                 15.8%
Strain, Clifton E                 United States     98,443,054                 15.8%
Strain, Jonathan M                United States     98,443,054                 15.8%
Straus, John A                    United States     98,443,054                 15.8%
Strong, William H                 United States     98,443,054                 15.8%
Struble, K. Lynn Medlin           United States     98,443,054                 15.8%
Studzinski, John J                United States     98,483,282                 15.8%
Sturzenegger, Ronald D            United States     98,443,054                 15.8%
Stux, Ivan E                      United States     98,443,054                 15.8%
Stynes, James B                   United States     98,443,054                 15.8%
Suarez, Glen Patrick              United Kingdom    98,444,357                 15.8%
Sugio, Kunihiko                       Japan         98,447,269                 15.8%
Sullivan, Elaine May              United Kingdom    98,443,666                 15.8%
Sullivan, John L                  United States     98,443,054                 15.8%
Sullivan, Michael R               United States     98,443,054                 15.8%
Sundaram, Ram K                       India         98,443,054                 15.8%
Sutherland, David K               United States     98,443,054                 15.8%
Suzuki, Hirohiko                      Japan         98,447,951                 15.8%
Suzuki, Sho                           Japan         98,446,039                 15.8%
Sweeney, Francis J                United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Swift, Richard W                  United States     98,443,054                 15.8%
Szilasi, William J                United States     98,443,995                 15.8%
Tacchi, John Robert               United Kingdom    98,443,054                 15.8%
Taggart, Richard G                United States     98,443,798                 15.8%
Takaseki, Hitoshi                     Japan         98,450,286                 15.8%
Takasugi, Tetsuo                      Japan         98,483,254                 15.8%
Takita, Shuma C                   United States     98,445,176                 15.8%
Talisse, Edward P                 United States     98,443,054                 15.8%
Tammenoms Bakker, Carla            Netherlands      98,444,903                 15.8%
Tan, Soo Hock                       Singapore       98,443,054                 15.8%
Tanimoto, Shinichi                    Japan         98,444,771                 15.8%
Tanner, James L                   United States     98,453,862                 15.8%
Taras, Raymond C                  United States     98,443,054                 15.8%
Taricco, Marco                        Italy         98,443,656                 15.8%
Tarika, Roger C                   United States     98,456,090                 15.8%
Taubman, Paul J                   United States     98,443,054                 15.8%
Tell, Martin R                    United States     98,443,054                 15.8%
Teman, David                      United States     98,443,054                 15.8%
Teplitz, Jonathan B               United States     98,443,054                 15.8%
Tern, Joseph Y.S                    Singapore       98,443,054                 15.8%
Terreson, Douglas T               United States     98,443,054                 15.8%
Tharnstrom, Charles A             United States     98,443,054                 15.8%
Thees, Thomas M                   United States     98,443,054                 15.8%
Thivierge, Ann D                  United States     98,443,054                 15.8%
Thomas, Grady G., III             United States     98,443,054                 15.8%
Thomas, Owen D                    United States     98,443,054                 15.8%
Thomas, Paul L                    United Kingdom    98,443,786                 15.8%
Thomas, Philip Michael            United Kingdom    98,447,319                 15.8%
Thomas, Richard H                 United Kingdom    98,450,472                 15.8%
Thorman, Walter E                 United States     98,443,054                 15.8%
Tierney, John F                   United States     98,443,054                 15.8%
Tierney, Raymond M., III          United States     98,443,054                 15.8%
Tilley, James A                      Canada         98,443,054                 15.8%
Timmins, David John               United Kingdom    98,444,226                 15.8%
Tisdale, Andrew A                 United States     98,443,054                 15.8%
Togut, David M                    United States     98,443,054                 15.8%
Toldalagi, Paul M                 United States     98,443,054                 15.8%
Tominaga, Hiroshi                     Japan         98,448,303                 15.8%
Tonckens, Jaap C                   Netherlands      98,443,686                 15.8%
Topper, David J                   United States     98,443,054                 15.8%
Torop, Robert                     United States     98,443,054                 15.8%
Tory, Michael Alexander              Canada         98,449,534                 15.8%
Toubale, Tarek                       France         98,444,801                 15.8%
Towse, Robert C                   United States     98,443,054                 15.8%
Tracy, John M                     United States     98,446,944                 15.8%
Trapp, Goran Par                     Sweden         98,446,616                 15.8%
Trauber, Stephen M                United States     98,443,054                 15.8%
Treichel, Edward A                United States     98,443,054                 15.8%
Trenchard, David F                United Kingdom    98,446,063                 15.8%
Troth, David R                    United States     98,443,054                 15.8%
Truten, Lorraine                  United States     98,443,054                 15.8%
Tsai, Andrew S                      Hong Kong       98,443,054                 15.8%
Tucker, Donna M                   United States     98,443,054                 15.8%
Tucker, Huw M                     United Kingdom    98,444,774                 15.8%
Tulp, Allan J                     United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Turnbull, Michael G               United Kingdom    98,445,996                 15.8%
Tynan, Brendan Timothy            United Kingdom    98,451,615                 15.8%
Umlauf, Steven Richard            United States     98,443,054                 15.8%
Upton, Nancy B                    United States     98,443,054                 15.8%
Uttamchandani, Raju                   India         98,447,952                 15.8%
Uva, Michael D                    United States     98,453,125                 15.8%
Vadala, Charles F., JR            United States     98,443,054                 15.8%
Vaden, Andrew T                   United States     98,443,054                 15.8%
Valdivia Hernandez, Jaime             Mexico        98,443,054                 15.8%
Vale, Elizabeth A                 United States     98,443,054                 15.8%
Valeiras, Horacio A               United States     98,443,054                 15.8%
Valencia, Edwin V                 United States     98,443,054                 15.8%
Valentino, Dennis P               United States     98,443,054                 15.8%
Van Amson, George L               United States     98,443,054                 15.8%
Van Breugel, Willem Francois       Netherlands      98,444,138                 15.8%
Van Dyke, Henry, V                United States     98,443,054                 15.8%
Van Ness, John D                  United States     98,475,593                 15.8%
Van Nieuwenhuizen, Jan L           Netherlands      98,445,182                 15.8%
Vandercar, Eric M                 United States     98,443,054                 15.8%
Varoli, Corrado P                    Canada         98,443,054                 15.8%
Vaughan, Gregory V                United States     98,443,054                 15.8%
Vedovotto, Roberto                    Italy         98,444,804                 15.8%
Vial, Patrice Jacques                France         98,445,928                 15.8%
Vidaurri, Tito O                      Mexico        98,443,054                 15.8%
Visser, Jordi C                   United States     98,443,054                 15.8%
Vitali, Robert W                  United States     98,443,054                 15.8%
Vogel, George J                   United States     98,443,054                 15.8%
Vogelsang, Peter R                United States     98,443,054                 15.8%
Von Arx, Sabina Esther             Switzerland      98,443,054                 15.8%
Von Nathusius, Friedrich             Germany        98,443,101                 15.8%
Von Schroder, Benedikt               Germany        98,443,397                 15.8%
Von Uffel, George Kurt            United States     98,443,054                 15.8%
Vonderheide, Mark L               United States     98,443,054                 15.8%
Voreyer, Robert J                 United States     98,443,054                 15.8%
Voute, Gustave A                   Netherlands      98,479,253                 15.8%
Vrcelj, Stevan                      Australia       98,443,054                 15.8%
Wadsworth, John S., JR            United States     98,443,054                 15.8%
Wager, Malcolm                    United Kingdom    98,458,525                 15.8%
Wagner, Glenn N                   United States     98,443,054                 15.8%
Waldron, Daniel B                 United States     98,443,054                 15.8%
Walker, David W                   United States     98,443,054                 15.8%
Walker, Sir David Alan            United Kingdom    98,476,888                 15.8%
Wallace, Eileen S                 United States     98,443,054                 15.8%
Walsh, Frederick R, JR            United States     98,444,044                 15.8%
Walsh, Nelson S                   United States     98,443,054                 15.8%
Wappler, William M                United States     98,443,054                 15.8%
Ward, J. Steven                   United Kingdom    98,789,994                 15.8%
Warland, Jeff                     United States     98,443,054                 15.8%
Warren, David R                   United States     98,443,054                 15.8%
Warrick, Judith                   United States     98,443,054                 15.8%
Wasson, David F                   United States     98,443,384                 15.8%
Waters, Daniel E                  United States     98,443,054                 15.8%
Waxman, Scott                     United States     98,443,054                 15.8%
Webley, John                      United Kingdom    98,445,093                 15.8%
Weiant, William M                 United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Weidner, Jan                         Germany        98,443,515                 15.8%
Weinhoffer, Joseph C              United States     98,443,054                 15.8%
Weninger, Bernard                    Austria        98,443,512                 15.8%
Wennick, Wayne O                  United States     98,443,054                 15.8%
West, R. Scott                    United States     98,443,054                 15.8%
Westerfield, John E               United States     98,443,054                 15.8%
Westerink, Erik J                  Netherlands      98,444,910                 15.8%
Weston, Michael                    New Zealand      98,454,312                 15.8%
Wetherell, Weston                 United States     98,443,054                 15.8%
Whalen, Patrick J                 United States     98,463,289                 15.8%
White, Clyde F                    United States     98,443,054                 15.8%
White, William H                  United States     98,443,054                 15.8%
Whitehand, Robert C               United Kingdom    98,484,008                 15.8%
Whittington, Marna C              United States     98,443,054                 15.8%
Whyte, Gregory J                  United States     98,470,714                 15.8%
Wien, Byron R                     United States     98,443,054                 15.8%
Wilcox, Marjorie M                United States     98,443,054                 15.8%
Wilhelm, Johnathan                United States     98,443,054                 15.8%
Wilhelm, Melinda                  United States     98,443,054                 15.8%
Willis, Jonathan Timothy          United Kingdom    98,444,327                 15.8%
Wilmott, James M                  United States     98,443,054                 15.8%
Wilson, Kirk R                    United States     98,443,054                 15.8%
Winchell, Douglas                 United States     98,443,054                 15.8%
Windisch, Ronald L                United States     98,443,054                 15.8%
Winnington-Ingram, Rebecca S      United Kingdom    98,445,603                 15.8%
Winters, Philip W                 United States     98,443,054                 15.8%
Wipf, Thomas G                    United States     98,443,054                 15.8%
Wiscomb, Thomas T                 United States     98,443,054                 15.8%
Wise, J. David                    United States     98,443,054                 15.8%
Wise, Michael R                   United States     98,443,054                 15.8%
Witte, Kurt F                     United States     98,443,054                 15.8%
Wlodarski, Stephen                United States     98,443,054                 15.8%
Woelfel, Patrick                  United States     98,443,054                 15.8%
Wolcott, Samuel H                 United States     98,643,612                 15.8%
Wolfe, Bruce                      United States     98,443,054                 15.8%
Wolkenberg, Paul R                United States     98,443,054                 15.8%
Wolkowitz, Benjamin               United States     98,444,638                 15.8%
Wong, Amy                         United States     98,443,054                 15.8%
Wong, David K                     United States     98,443,054                 15.8%
Woo, Kelvin Kam-For                 Hong Kong       98,443,054                 15.8%
Wood, Edward                      United States     98,443,054                 15.8%
Wood, Jerome C                    United States     98,443,054                 15.8%
Wood, Paul D                      United Kingdom    98,444,611                 15.8%
Woodley, John A                   South Africa      98,443,054                 15.8%
Woolworth, Richard G, JR          United States     98,443,054                 15.8%
Worley, Richard B                 United States     98,443,054                 15.8%
Wotowicz, John S                  United States     98,445,248                 15.8%
Wright, Alyce Anne                United States     98,443,934                 15.8%
Wright, David C                   United States     98,443,054                 15.8%
Wright, Lundy R                   United States     98,443,054                 15.8%
Wright, Peter John                 New Zealand      98,443,667                 15.8%
Wright, William H., II            United States     98,443,054                 15.8%
Wyman, Charles C                  United States     98,443,054                 15.8%
Wynne, Brian L                    United States     98,443,054                 15.8%
Yaffe, Randy S                    United States     98,443,054                 15.8%

--------------------------------------------------------------------------------------------
      LINE 1                          LINE 6                    LINE 11          LINE 13
--------------------------------------------------------------------------------------------
                                                                           PERCENT OF CLASS
                                                  AGGREGATE AMOUNT         REPRESENTED BY
NAME                              CITIZENSHIP    BENEFICIALLY HELD        AMOUNT IN LINE 11
--------------------------------------------------------------------------------------------

Yamamoto, Atsushi                     Japan         98,446,408                 15.8%
Yamamoto, Takatoshi                   Japan         98,474,392                 15.8%
Yamamura, Takashi                     Japan         98,444,589                 15.8%
Yang, Ho C                            Korea         98,443,054                 15.8%
Yankou, Thomas J                  United States     98,443,054                 15.8%
Yashiro, Tetsuro                      Japan         98,445,912                 15.8%
Yates, Peter Wilson                 Australia       98,443,054                 15.8%
Yeoman, Roger                     United Kingdom    98,446,611                 15.8%
Yingling, Jeffrey W               United States     98,453,946                 15.8%
You, Harry L                      United States     98,443,054                 15.8%
Young, Andrew R                   United States     98,443,054                 15.8%
Young, Harrison                   United States     98,443,054                 15.8%
Young, Tyrrell Astley             United Kingdom    98,445,110                 15.8%
Yu, Ya-Wen J                      United States     98,443,054                 15.8%
Yuki, Kohei                           Japan         98,455,757                 15.8%
Zager, Drew J                     United States     98,443,054                 15.8%
Zaoui, Michael A                     France         98,447,940                 15.8%
Zapico, Martin A                  United Kingdom    98,447,528                 15.8%
Zarn, Kathleen A                  United States     98,443,054                 15.8%
Zaroogian, Michael                United States     98,443,054                 15.8%
Zaumseil, Brice W                 United States     98,443,054                 15.8%
Zeller, Dwight E                  United States     98,468,871                 15.8%
Zeller-Landau, Nancy J            United States     98,443,054                 15.8%
Zhang, Songyi                       Hong Kong       98,443,054                 15.8%
Zicherman, Joseph R               United States     98,443,054                 15.8%
Zick, Alford E., JR               United States     98,443,054                 15.8%
Ziegelbaum, Michael H             United States     98,443,054                 15.8%
Zimmerman, John                   United States     98,443,054                 15.8%
Zimmermann, George A              United States     98,443,054                 15.8%
Zoli, Giovanni B                  United States     98,443,054                 15.8%
Zorn, Ernest P                    United States     98,443,054                 15.8%
Zuckert, Michael S                United States     98,443,054                 15.8%

ITEM 1.  SECURITY AND ISSUER.
         -------------------

         This statement relates to the Common Stock, par value $.01 per share (the "MSDWD Shares"), of Morgan Stanley, Dean Witter, Discover & Co., a Delaware corporation (the "Company"). The merger (the "Merger") of Morgan Stanley Group Inc. ("Morgan Stanley") with and into Dean Witter, Discover & Co. ("Dean Witter Discover") was effective as of May 31, 1997. Pursuant to the Merger, Dean Witter Discover, which is the surviving corporation of the Merger, changed its name to "Morgan Stanley, Dean Witter, Discover & Co."/1/ As a result of the Merger, each issued and outstanding share of Morgan Stanley common stock, par value $1.00 per share (the "MS Shares"), was converted (subject to certain exceptions) into 1.65 MSDWD Shares. The address of the principal executive office of the Company is 1585 Broadway, New York, New York 10036.

ITEM 2.  IDENTITY AND BACKGROUND.
         -----------------------
         (a)-(c), (f) The cover sheets to this statement and Appendix A hereto contain the names of the persons (the "Reporting Persons") who beneficially own MSDWD Shares that are subject to the voting and any disposition restrictions set forth in (1) the employee Stockholders' Agreement and/or any of the Plan Agreements, (2) the MAS Agreements, or (3) the VKAC Voting Agreements (collectively, the "Restrictive Agreements"), all as described in Item 6, to which such persons are party to and on whose behalf this filing is made. The cover sheets to this statement and Appendix A provide the name, citizenship and aggregate amount beneficially held by each Reporting Person. The business address of each of the Reporting Persons is 1585 Broadway, New York, NY 10036.

         (d)-(e) No Reporting Person during the last five years has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF
         FUNDS OR OTHER CONSIDERATION.
         ----------------------------

         The MSDWD Shares held by the Reporting Persons are beneficially owned pursuant to one or more of the following:

         (1) Pursuant to the recapitalization (the "Recapitalization") effective February 14, 1986 in which holders of Morgan Stanley's then outstanding privately-held common stock and non-cumulative preferred stock received MS Shares, and holders of Morgan Stanley's outstanding $8 cumulative senior preferred stock received shares of $8 Cumulative Convertible Preferred Stock, stated value $100 per share (the "Convertible Preferred Shares"), all of which were subsequently converted into MS Shares (the MSDWD Shares beneficially owned by the Reporting Persons and resulting from the conversion in the Merger of MS Shares (including the MS Shares

--------
1 At the Company's 1998 Annual Meeting of Stockholders, stockholders will be requested to approve a proposal to change the Company's name to "Morgan Stanley Dean Witter & Co."

              received upon conversion of the Convertible Preferred Shares) obtained pursuant to the Recapitalization are referred to herein as "Recapitalization Shares");

         (2) Pursuant to participation in the Company's 1986 Stock Option Plan (the "Option Plan"), the Company's Performance Unit Plan (the "PUP Plan"), the Company's 1988 Equity Incentive Compensation Plan (the "1988 Equity Incentive Plan"), the Company's 1995 Equity Incentive Compensation Plan (the "1995 Equity Incentive Plan" and, together with the 1988 Equity Incentive Plan, the "Equity Incentive Plans") and/or the Company's U.K. Group Profit Sharing Scheme (the "U.K. Profit Sharing Scheme") and/or similar employee benefit plans or arrangements (the Option Plan, the PUP Plan and the Equity Incentive Plans are referred to collectively as the "Plans", and the MSDWD Shares beneficially owned pursuant to participation in such Plans and the U.K. Profit Sharing Scheme being referred to herein as "Benefit Plan Shares");

         (3) Pursuant to the acquisition of MS Shares (which were subsequently converted in the Merger into MSDWD Shares) as part of the purchase price paid to certain of the Reporting Persons (the "Former MAS General Partners") in respect of the sale on January 3, 1996 of their general partnership interests in Miller Anderson & Sherrerd, LLP, a Pennsylvania registered limited liability partnership ("MAS"), to Morgan Stanley Asset Management Holdings Inc., an indirect wholly-owned subsidiary of the Company ("MSAMHI") (such MSDWD Shares being referred to herein as the "MAS Shares");

         (4) Pursuant to the acquisition of MSDWD Shares resulting from the conversion of Series A 4% Exchangeable Redeemable Preferred Stock of MSAM Holdings II, Inc., a wholly-owned subsidiary of the Company ("MSAMHII"), stated value $100 per share (the "MSAMHII Convertible Preferred"), acquired by certain of the Reporting Persons (the "Former VKAC Officers") in exchange for the contribution on October 31, 1996 of their interest in VK/AC Holding, Inc. ("VKAC") to MSAMHII in conjunction with MSAMHII's acquisition of VKAC (such MSDWD Shares being referred to herein as the "VKAC Shares"); and

         (5) Pursuant to privately negotiated or open market transactions or participation in various employee benefit and executive compensation plans of Dean Witter Discover (the "DWD Plans") (the MSDWD Shares beneficially owned pursuant to such transactions or plans being referred to herein as "Separately Acquired Shares").

         In addition, many of the Reporting Persons are participants in the Company's Employee Stock Ownership Plan (the "ESOP"), under which they have been allocated shares of the Company's ESOP Convertible Preferred Stock (the "ESOP Stock") (including shares of Morgan Stanley ESOP Convertible Preferred Stock that were converted in the Merger into ESOP Stock). Each share of ESOP Stock is convertible into 3.3 MSDWD Shares, and each share of ESOP Stock is entitled to
4.455 votes on all matters submitted to a vote of the holders of MSDWD Shares, voting together with the holders of MSDWD Shares as one class. The ESOP Stock and the MSDWD Shares into which they are convertible are not included in the amounts beneficially owned by the Reporting Persons.

         The MS Shares that were converted in the Merger into each Reporting Person's Recapitalization Shares, if any, were acquired in exchange for such Reporting Person's shares of Morgan Stanley's privately-held common stock and non-cumulative preferred stock and/or as a result of the conversion of the Convertible Preferred Shares; each Reporting Person's Benefit Plan Shares and shares of ESOP Stock, if any (including the MS Shares that were converted in the Merger into each Reporting Person's Benefit Plan Shares and shares of ESOP Stock, if any) were acquired pursuant to the terms of the Plans, the U.K. Profit Sharing Scheme and the ESOP in consideration of services rendered and, in the case of MSDWD Shares to be acquired pursuant to an exercise of options granted under a Plan, will be acquired by payment of the exercise price of the option; the MS Shares that were converted in the Merger into each Former MAS General Partner's MAS Shares were acquired as part of the purchase price paid in connection with the sale of their general partnership interests in MAS as described above; the VKAC Shares were acquired by the Former VKAC Officers upon their exchange of their MSAMHII Convertible Preferred which were acquired in consideration for the contribution of their interests in VKAC to MSAMHII in conjunction with MSAMHII's acquisition of VKAC as described above; and each Reporting Person's Separately Acquired Shares, if any (including the MS Shares that were converted in the Merger into each Reporting Person's Separately Acquired Shares, if any), were acquired by payment of personal funds or as a gift or pursuant to the terms of various DWD Plans in consideration of services rendered and, in the case of MSDWD Shares to be acquired pursuant to an exercise of options granted under a DWD Plan, will be acquired by payment of the exercise price of the option.

ITEM 4.  PURPOSE OF TRANSACTION.
         ----------------------

RECAPITALIZATION SHARES

         The Recapitalization was effected as of February 14, 1986, and the Recapitalization Shares were acquired in order to facilitate an initial public offering of the MS Shares. Prior to the Recapitalization, the then Managing Directors and Principals of Morgan Stanley & Co. Incorporated, a subsidiary of the Company (and, at the time of the Recapitalization, a subsidiary of Morgan Stanley), owned all of Morgan Stanley's common stock. After the Recapitalization and the initial public offering of the MS Shares, such Managing Directors and Principals (as a group) owned approximately 79% of the MS Shares, the voting and disposition of which were subject to the Stockholders' Agreement (defined below in Item 6). The voting and disposition restrictions currently applicable to the Recapitalization Shares are discussed in Item 6.

BENEFIT PLAN SHARES

         Subsequent to April 3, 1996, up to an aggregate of 87,466,484 MS Shares corresponding to 144,319,698 MSDWD Shares following the Merger, were authorized for issuance pursuant to the 1995 Equity Incentive Plan. Awards may no longer be granted under the Option Plan, the PUP Plan and the 1988 Equity Incentive Plan, although MSDWD Shares beneficially owned pursuant to such plans (as a result of the conversion of MS Shares in the Merger) remain outstanding.

         Each of the Plans and the DWD Plans is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), which selects the particular eligible persons who will receive awards under the Plans and the DWD Plans and determines the size and terms of such awards. All members of the Compensation Committee are outside directors.


         OPTION PLAN

         The purpose of the Option Plan is to provide an incentive to certain Managing Directors, Principals, officers, key employees and consultants of the Company and its subsidiaries ("Certain Personnel") to remain in the employ of the Company and such subsidiaries and to increase their interest in the success of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of options to purchase MS Shares (all options outstanding at the time of the Merger having been converted into options to purchase MSDWD Shares).

         Awards were granted under the Option Plan from 1986-1988 ("SOP Options"); awards may no longer be granted under the Option Plan.

         The exercise price of an SOP Option was not permitted to be less than 100% of the fair market value of the MS Shares subject to the SOP Option as of the grant date, as determined by the Compensation Committee. An SOP Option became exercisable at a rate of one-third of the number of MS Shares covered by such option grant after each of the first three anniversaries of the date of grant, unless the Compensation Committee otherwise provided. All SOP Options are currently exercisable and the expiration date of the remaining SOP Options outstanding is March 31, 1998.

         The individual option agreement entered into by any Reporting Person pursuant to the Option Plan contains restrictions on voting of any MS Shares (or following the Merger, MSDWD Shares) acquired pursuant to the Option Plan as discussed in Item 6.

         PUP PLAN

         The purpose of the PUP Plan is to benefit and advance the interests of the Company and its subsidiaries by rewarding Certain Personnel for their contributions to the financial success of the Company and thereby motivate them to continue to make such contributions in the future by awarding performance units (the "Performance Units") whose value was determined by reference to earnings per share of the MS Shares over a stated period of time.

         Awards were granted under the PUP Plan from 1986-1988; awards may no longer be granted under the PUP Plan.

         The value of a Performance Unit is equal to Morgan Stanley's consolidated earnings per share (as determined by the Compensation Committee in accordance with the terms of the PUP Plan) during the period commencing on the first date of Morgan Stanley's fiscal quarter which includes the date as of which a Performance Unit was awarded (the "Base Date") and ending on the earlier of (i) the last day of Morgan Stanley's fiscal year which includes the date on which such Performance Unit was awarded and (ii) the last day of Morgan Stanley's fiscal quarter in which a participant's employment is terminated by reason of death, long-term disability or retirement, or to such other date as is determined by the Compensation Committee (the "Valuation Date"). After the value of Performance Units was determined, such value generally was distributed to the recipient in equal installments on or as soon as practicable following each of the first and second anniversaries of the Valuation Date. The PUP Plan provides that 50% of each installment of such value is paid in MS Shares, and the balance is paid in cash, although the Compensation Committee may increase the percentage paid in cash or in MS Shares. All MS Shares paid to participants in the PUP Plan were converted into MSDWD Shares in the Merger.

         The individual PUP Plan agreement entered into by a Reporting Person pursuant to the PUP Plan contains restrictions on voting and disposition of any MSDWD Shares acquired as discussed in Item 6.

         EQUITY INCENTIVE PLANS

         The purpose of the Equity Incentive Plans is to attract, retain and motivate Certain Personnel, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of MSDWD Shares (or, prior to the Merger, MS Shares). Under the 1995 Equity Incentive Plan the following individuals are also eligible to receive awards: nonemployee directors of subsidiaries of the Company; employees and consultants of joint ventures, partnerships or similar business organizations in which the Company has an equity or similar interest; and former employees or former consultants of the Company and of such joint ventures, partnerships or similar business organizations. The 1995 Equity Incentive Plan was adopted in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Awards under the Equity Incentive Plans may be in the form of (i) stock awards consisting of one or more MSDWD Shares granted or offered for sale to eligible individuals ("Restricted Shares"), (ii) stock units which are settled by delivery of MSDWD Shares ("Stock Units") and/or (iii) nonqualified options to purchase MSDWD Shares ("EIP Options"). Awards under the 1995 Equity Incentive Plan may also be in the form of incentive stock options, stock appreciation rights and other forms of equity-based or equity-related awards as determined by the Compensation Committee; to date, these types of awards have not been granted. MSDWD Shares issued pursuant to the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made subject to the same voting restrictions that are set forth in the Stockholders' Agreement and in the Plan Agreements (as defined in Item 6).

         Awards under the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made in substitution for cash or other compensation payable to an eligible individual. The Compensation Committee may establish rules pursuant to which an eligible individual may elect to receive one form of award in lieu of any other form of award, or may elect to receive additional awards in lieu of some or all of the cash portion of his compensation.

         An EIP Option entitles the participant to acquire a specified number of MSDWD Shares at an exercise price as determined by the Compensation Committee. The exercise price may be paid in cash or MSDWD Shares or a combination thereof. The Compensation Committee has also authorized a "cashless" exercise procedure that affords participants the opportunity to sell immediately some or all of the MSDWD Shares underlying the unexercised portion of an EIP Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the EIP Option. EIP Options generally expire not later than ten years from the date of award.

         Awards were granted under the 1988 Equity Incentive Plan from 1988-1996; awards may no longer be granted under the 1988 Equity Incentive Plan. No awards shall be made under the 1995 Equity Incentive Plan after April 3, 2006 or, in the case of incentive stock options, November 28, 2005.

         U.K. PROFIT SHARING SCHEME

         MSDWD Shares purchased on behalf of certain Reporting Persons pursuant to the U.K. Profit Sharing Scheme are purchased with profit-sharing awards and are held pursuant to the terms of the U.K. Profit Sharing Scheme for investment purposes. Such MSDWD Shares are not subject to the restrictions on voting and disposition contained in any of the Restrictive Agreements.

MAS SHARES

         The acquisition of MAS by MSAMHI (together with two of its affiliates) was effected on January 3, 1996, and the MAS Shares were acquired by the Former MAS General Partners as part of the purchase price paid in connection with the sale of their general partnership interests in MAS. The voting and disposition of the MAS Shares are subject to the MAS Agreements (as defined in Item 6). The voting and disposition and other restrictions currently applicable to the MAS Shares are discussed in Item 6.

VKAC SHARES

         The acquisition of VKAC by MSAMHII was effected on October 31, 1996, and the VKAC Shares were acquired by the Former VKAC Officers upon their conversion of MSAMHII Convertible Preferred which they had acquired in exchange for the contribution of their interest in VKAC to MSAMHII in conjunction with MSAMHII's acquisition of VKAC. The voting of the VKAC Shares are subject to the VKAC Voting Agreements (as defined in Item 6). The voting restrictions currently applicable to the VKAC Shares are discussed in Item 6.

SEPARATELY ACQUIRED SHARES

         Separately Acquired Shares are held by Reporting Persons for investment purposes or pursuant to the DWD Plans. Such MSDWD Shares are not subject to the restrictions on voting and disposition contained in any of the Restrictive Agreements.

                                     * * *

         Except for (i) the acquisition of MSDWD Shares issued by the Company in the ordinary course of business pursuant to the Plans and the U.K. Profit Sharing Scheme, (ii) the aquisition of MSDWD Shares by the Former VKAC Officers upon their exchange of the MSAMHII Preferred Stock (as defined in Item 6) and
(iii) the possible acquisition from time to time of additional Separately Acquired Shares for investment purposes or pursuant to the DWD Plans, none of the Reporting Persons has any plans or proposals which relate to or would result in their acquisition of additional MSDWD Shares.

         Subject to the restrictions described in Item 6, dispositions of MSDWD Shares by Reporting Persons may be made from time to time pursuant to (i) Rule 144 or Rule 145, as the case may be, under the Securities Act of 1933, as amended (the "Act"), (ii) a registration statement filed under the Act or (iii) any available exemption from registration under the Act, and in accordance with the individual investment objectives of the Reporting Person disposing of such MSDWD Shares.

           Except as previously described in this Item 4, the Reporting Persons as a group do not have any plans or proposals that relate to or would result in any of the matters described in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
         ------------------------------------

         (a) Items (11) and (13) of the cover page of the Reporting Persons are hereby incorporated by reference. As of January 26, 1998 (the record date for the Company's 1998 Annual Meeting of Stockholders), the Reporting Persons as a group may be deemed to beneficially own an aggregate of 105,658,851 MSDWD Shares /2/, or approximately 16.9%, which represents a 1.2% increase from the amount reported in the initial Schedule 13D dated May 31, 1997 (the "Last Filing"). Since the Last Filing, the Company granted awards under the Equity Incentive Plans (principally in connection with fiscal 1997 awards which commenced vesting on January 2, 1998) and certain former Dean Witter Discover employees became Reporting Persons. In addition, since the Last Filing, the retirement or termination of certain employees became effective with the result that they are no longer Reporting Persons, certain Reporting Persons disposed of MSDWD Shares and the voting restrictions relating to MSDWD Shares that were issued to certain retired or terminated employees upon the conversion of Stock Units previously awarded under the Equity Incentive Plans lapsed. The Reporting Persons as a group hereby disclaim beneficial ownership of any MSDWD Shares held by any Reporting Person as to which such Reporting Person has sole voting and dispositive power. Each Reporting Person hereby disclaims beneficial ownership of any MSDWD Shares which may be deemed to be beneficially owned by other Reporting Persons as members of a group.

         Except as described in Schedule I, no Reporting Person has the right to acquire MSDWD Shares during the period of 60 days following January 26, 1998.

         (b) Items (7) - (10) of the cover page or the information provided on Appendix A for each of the Reporting Persons are hereby incorporated by reference.

         (c) Except as described in Schedule II, no Reporting Person has effected any transactions in any MSDWD Shares during the period of 60 days preceding January 26, 1998.

         (d) None.

         (e) Not applicable.

--------
2 Includes 6,152,505 MSDWD Shares owned by the Reporting Persons that are not subject to any of the Restrictive Agreements and excludes 1,856,537 MSDWD Shares into which shares of ESOP Stock allocated to the Reporting Persons are convertible.

ITEM 6.  CONTRACTS, ARRANGEMENTS,
         UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO SECURITIES OF THE ISSUER.
         ----------------------------------------

         Reporting Persons who own Recapitalization Shares have entered into a Stockholders' Agreement dated as of February 14, 1986 (the "Stockholders' Agreement") (Exhibits A and B hereto) which contains restrictions regarding the voting and disposition of the Recapitalization Shares. Pursuant to the terms of the Plans, the Compensation Committee has required that certain participants in such Plans enter into agreements that place restrictions on the voting and disposition of MSDWD Shares acquired pursuant to such Plans similar to those restrictions set forth in the Stockholders' Agreement. Reference is hereby made to the terms of the agreements or certificates that impose such restrictions pursuant to the Plans (collectively, the "Plan Agreements"), the forms of which are included as Exhibits H, I , J, K and L. Reporting Persons who own MAS Shares have entered into a Purchase Agreement dated as of June 29, 1995, as amended (the "MAS Purchase Agreement"), the relevant provisions of which relating to transfer and other restrictions with respect to the MAS Shares are described under "MAS Shares" below, and have executed (or agreed to become subject to) voting agreements (the "MAS Voting Agreements" (substantially in the form of Exhibit L hereto) and collectively with the MAS Purchase Agreement, the "MAS Agreements"), that place restrictions on voting and disposition of the MAS Shares that are substantially similar to restrictions contained in the Plan Agreements. Former VKAC Officers who own VKAC Shares have executed (or agreed to become subject to) voting agreements (the "VKAC Voting Agreements" (substantially in the form of Exhibit L hereto)), that place restrictions on voting of the VKAC Shares that are substantially similar to restrictions contained in the Plan Agreements. The following descriptions are qualified in their entirety by reference to the Stockholders' Agreement, the Plan Agreements, the MAS Agreements and the VKAC Voting Agreements.

VOTING RESTRICTIONS AND ARRANGEMENTS

         Each of the individuals listed on the cover pages to this report and Appendix A hereto is a party to one or more of the Stockholders' Agreement, the Plan Agreements, the MAS Agreements (in the case of the Former MAS General Partners), and the VKAC Voting Agreements (in the case of the Former VKAC Officers). Pursuant to the voting restrictions contained in the Stockholders' Agreement, the Plan Agreements, the MAS Voting Agreements and the VKAC Voting Agreements, the Reporting Persons, prior to any vote of the stockholders of the Company at a meeting called with respect to any corporate action or before action is taken by written consent (a "Stockholders' Meeting"), may vote all MSDWD Shares subject to the voting restrictions in a preliminary vote in such manner as each Reporting Person may determine in his or her sole discretion (the "Preliminary Vote"). At the subsequent Stockholders' Meeting, the Reporting Persons must then vote all such MSDWD Shares which were voted in the Preliminary Vote on the matter at issue in accordance with the vote of the majority of the MSDWD Shares present and voting in the Preliminary Vote. Reporting Persons who cease to be employed by the Company or any of its subsidiaries on or prior to the date of the Preliminary Vote do not participate in and are not bound by the Preliminary Vote.

         Recipients of Restricted Shares under the Equity Incentive Plans are entitled to exercise voting rights with respect to the MSDWD Shares underlying such awards upon receipt of such awards. On March 6, 1991 the Company established a trust (the "Trust") pursuant to the Trust

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Agreement between the Company and State Street Bank and Trust Company, as
Trustee (the "Trustee"), dated March 5, 1991 (the "Trust Agreement") (Exhibits M, N and O) pursuant to which the MSDWD Shares that correspond to Stock Units are placed in the Trust pending vesting and conversion. Subject to the Company's right to amend or terminate the Trust at any time, the terms of the Trust Agreement permit the active employees of the Company who are holders of Stock Units (other than Certain Personnel in certain non-U.S. jurisdictions as described below) to direct the vote of the MSDWD Shares held in the Trust for purposes of the Preliminary Vote. In accordance with the terms of the Voting Agreement between the Trustee and the Company dated March 5, 1991 (Exhibit P), the Trustee has the obligation to vote the MSDWD Shares held in the Trust (including MSDWD Shares corresponding to Stock Units held by former employees, who do not participate in the Preliminary Vote) in accordance with the vote of the majority of the MSDWD Shares present and voting in the Preliminary Vote.

RESTRICTIONS ON DISPOSITION AND OTHER ARRANGEMENTS

         RECAPITALIZATION SHARES, PUP PLAN

         The Stockholders' Agreement presently permits each Reporting Person that is a party thereto to dispose of Recapitalization Shares and/or MSDWD Shares acquired pursuant to the PUP Plan (together with the Recapitalization Shares, "Total Restricted Stock") in the following amounts:

                                     % of Total Restricted Stock
         Age at Date of Sale            Permitted to be Sold
         -------------------         ---------------------------
           35 through 38                          10%
           39 through 42                    Additional 10%
           43 through 46                    Additional 10%
           47 through 49                    Additional 10%
           50 and above                     Additional 10%

         If a Reporting Person ceases to be an employee of the Company or any of its subsidiaries, the Stockholders' Agreement permits such Reporting Person to dispose of his Recapitalization Shares without restriction. Reporting Persons may dispose of their Total Restricted Stock Shares at any time, in any amount regardless of the foregoing restrictions, with the consent of the Compensation Committee. MSDWD Shares issued to recipients under the PUP Plan and under the jurisdiction of the United Kingdom, are not subject to voting or disposition restrictions.


         EQUITY INCENTIVE PLANS

         A participant will vest in any Restricted Shares, Stock Units or EIP Options, the restrictions on the transferability of Restricted Shares will lapse, Stock Units will convert into MSDWD Shares, and any EIP Options awarded will become exercisable, all in accordance with a schedule established by the Compensation Committee. The Compensation Committee may, however, accelerate the vesting of any award, the lapse of restrictions on the transferability of any Restricted Shares, the date on which Stock Units convert into MSDWD Shares and the date on which any EIP Option first becomes exercisable. Prior to vesting and the lapse of restrictions on transferability, none of the awards under the Equity Incentive Plans may be sold, assigned, exchanged or

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

transferred, pledged, hypothecated or otherwise disposed of or encumbered. Certain awards under the Equity Incentive Plans, whether vested or unvested, are also subject to forfeiture in circumstances specified by the Compensation Committee.

         The Company may require a participant to pay a sum to the Company or, pursuant to reduced MSDWD Share delivery provisions, the Company may retain the number of MSDWD Shares having an equivalent value as may be necessary to cover any taxes or charges imposed with respect to property or income received by a participant pursuant to the Equity Incentive Plans. In addition, upon conversion of Stock Units into MSDWD Shares or exercise of EIP Options, the Company may withhold a number of MSDWD Shares sufficient to satisfy any obligation a participant owes to the Company resulting from any payment made on the participant's behalf under the tax equalization program for expatriate employees. Under the terms of awards made under the 1995 Equity Incentive Plan, upon payment of an award of Stock Units or exercise of EIP Options, the Company may withhold a number of MSDWD Shares sufficient to satisfy any obligation an award recipient owes the Company.

         From time to time the Compensation Committee has adopted certain additional and/or different terms and conditions for the grant of Restricted Shares and Stock Units to Certain Personnel in certain non-U.S. jurisdictions (including to Japanese local employees or expatriates working in Japan) to permit such persons to qualify for favorable tax treatment under, or otherwise to comply with, the laws of such non-U.S. jurisdictions. In such cases the Company may not issue MSDWD Shares corresponding to Stock Units and recipients may not have the ability to vote or the underlying MSDWD Shares may not be subject to the restrictions on voting described under "Voting Restrictions and Arrangements" above. The Compensation Committee also has adopted certain additional and/or different terms and conditions for the grant of EIP Options to Certain Personnel in certain non-U.S. jurisdictions in order to permit such persons to qualify for favorable tax treatment under the laws of such non-U.S. jurisdictions.

         U.K. PROFIT SHARING SCHEME

         The U.K. Profit Sharing Scheme provides that MSDWD Shares awarded to the participants are held by a trustee in the name and on behalf of each participant for a period of two years from the date of such award (the "Retention Period"). Each participant is fully vested in, and is the beneficial owner of, the MSDWD Shares held on his behalf as of the award date of the MSDWD Shares. During the Retention Period, a participant may not assign, pledge or otherwise dispose of such MSDWD Shares; however, a participant is able to instruct the trustee how to vote such MSDWD Shares on his behalf.

         MAS SHARES

         The MAS Shares are subject to the following transfer and other restrictions under the MAS Purchase Agreement. The MAS Shares issued to each Former MAS General Partner generally vest in accordance with the following vesting schedule:

                  (i) one-sixth of such shares vested on January 3, 1996 (the "MAS Closing Date"); and

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

                  (ii) one-sixth of such shares shall vest on each of the next five succeeding anniversaries of the MAS Closing Date (each date referred to in this clause (ii), a "Vesting Date");

provided, that no shares registered in the name of any Former MAS General Partner shall vest on any Vesting Date unless such Former MAS General Partner is actively employed by Morgan Stanley Asset Management Inc. ("MSAM") on such Vesting Date pursuant to an employment agreement with MSAM, unless such failure to be so employed is (a) as a result of such Former MAS General Partner's death or disability, or (b) as a result of the termination of such Former MAS General Partner's employment by MSAM without "Cause" or by the Former MAS General Partner for "Good Reason," as such terms are defined in such employment agreement. Notwithstanding the foregoing, in the case described in clause (b) of the foregoing proviso, the continued vesting of shares as aforesaid shall be subject to the Former MAS General Partner's continued compliance with the noncompetition, nonsolicitation and confidentiality provisions of his or her employment agreement with MSAM for a period of one year from the date of termination of employment, or if shorter, for a period from the date of termination of employment to December 1, 2000. If the Former MAS General Partner does not comply continuously with the provisions for such period, any remaining unvested shares shall be forfeited as of the date of the first failure to so comply. Any shares so vested shall thereafter be free of any such vesting requirements, and any shares which are so forfeited shall be returned to the Company. Prior to vesting, all MAS Shares shall be nontransferable.

         In accordance with the MAS Voting Agreements, so long as a MAS General Partner is an employee of the Company or any of its subsidiaries, such MAS General Partner will be subject to the voting restrictions and procedures described in the first paragraph under "Voting Restrictions and Arrangements" above in this Item 6.

         VKAC SHARES

         The Former VKAC Officers also acquired, in exchange for the contribution of their interests in VKAC to MSAMHII in conjunction with MSAMHII's acquisition of VKAC, shares of MSAMHII Convertible Preferred that were issued in four series (Series A through D) and are exchangeable into MSDWD Shares. The Series A, Series B, Series C and Series D MSAMHII Convertible Preferred may be exchanged, in whole or in part, at the option of the holder thereof, during a 30-day period beginning November 1, 1997, 1998, 1999 and 2000, respectively (provided that the holder is an employee of the Company or any subsidiary thereof on the first day of the applicable exercise period). Each share of MSAMHII Convertible Preferred is exchangeable into 3.3915725 MSDWD Shares, subject to adjustment from time to time to take into account certain events relating to the Company or the MSDWD Shares that may occur, including stock dividends or distributions, stock splits, combinations or reclassifications, consolidations or mergers. Generally, the right of a holder to exchange shares of a series of the MSAMHII Convertible Preferred expires at the close of business on the last day of the exercise period applicable to such series. However, upon the occurrence of certain events, such as termination of employment without cause, death or long term disability, or a change of control of MSAMHII or the Company, the holder of the MSAMHII Convertible Preferred has the right to exchange shares of any series of MSAMHII Convertible Preferred for MSDWD Shares, provided that the exercise period applicable to such series has not expired prior to the date of such event. The Merger constituted an event

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

which entitled the holders of MSAMHII Convertible Preferred to exchange their MSAMHII Convertible Preferred for MSDWD Shares.

         Pursuant to a Registration Rights Agreement dated October 31, 1996 among Morgan Stanley and the Former VKAC Officers, the Former VKAC Officers have certain limited registration rights in respect of MSDWD Shares received upon an exchange of the MSAMHII Convertible Preferred and are subject to certain transfer restrictions on their shares of MSAMHII Convertible Preferred.

         In accordance with the VKAC Voting Agreement, so long as a Former VKAC Officer is an employee of the Company or any of its subsidiaries, such Former VKAC Officer will be subject to the voting restrictions and procedures described in the first paragraph under "Voting Restrictions and Arrangements" above in this Item 6 with respect to his VKAC Shares.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.
         --------------------------------

         Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to registration statements or reports filed by Morgan Stanley under the Act or the Exchange Act, respectively, or reports filed by the Reporting Persons under the Exchange Act, and are hereby incorporated by reference to such statements or reports.

Exhibit A    Stockholders' Agreement dated February 14, 1986 among certain
             Reporting Persons and Morgan Stanley (Morgan Stanley's Annual
             Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit B    Form of Consent and Amendment dated as of January 31, 1996 between
             Morgan Stanley and certain signatories to the Stockholders'
             Agreement referred to in Exhibit A (Morgan Stanley's Annual Report on Form 10-K for the fiscal period ended November 30, 1995).

Exhibit C    1986 Stock Option Plan, as amended and restated to date (Morgan
             Stanley's Annual Report on Form 10-K for the fiscal year ended
             January 31, 1993).

Exhibit D    Performance Unit Plan, as amended and restated to date (Morgan
             Stanley's Annual Report on Form 10-K for the fiscal year ended
             January 31, 1993).

Exhibit E    1988 Equity Incentive Compensation Plan, as amended and restated to date (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit F    1995 Equity Incentive Compensation Plan (Morgan Stanley's Proxy
             Statement for 1996 Meeting of Stockholders).

Exhibit G    Trust Deed and Rules of the Morgan Stanley International Profit
             Sharing Scheme (approved under the Finance Act 1978 as amended), dated 12 November, 1987, of Morgan Stanley Group Inc., Morgan
             Stanley International and Noble Lowndes Settlement Trustees Limited
             (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).


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

Exhibit H    Form of Nonqualified Stock Option Agreement Under the 1986 Stock
             Option Plan (Morgan Stanley's Registration Statement on Form S-8
             (No. 33-42464)).

Exhibit I Form of Award Agreement Under the Performance Unit Plan (Morgan Stanley's Registration Statement on Form S-8 (No. 33-42464)).

Exhibit J    Form of Stock Unit Certificate Under the 1988 Equity Incentive
             Compensation Plan (previously filed as Exhibit V with Amendment No.
             5 to the Reporting Persons' Schedule 13D dated December 31, 1990 relating to MS Shares).

Exhibit K    Form of Stock Option Certificate Under the 1988 Equity Incentive
             Compensation Plan (previously filed as Exhibit W with Amendment No.
             5 to the Reporting Persons' Schedule 13D dated December 31, 1990 relating to MS Shares).

Exhibit L    Form of Voting Agreement Under the 1988 Equity Incentive
             Compensation Plan (previously filed as Exhibit X with Amendment No.
             5 to the Reporting Persons' Schedule 13D dated December 31, 1990 relating to MS Shares).

Exhibit M    Trust Agreement between Morgan Stanley and State Street Bank and
             Trust Company dated March 5, 1991 (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit N    First Amendment to Trust Agreement dated April 3, 1996 between
             Morgan Stanley and State Street Bank and Trust Company (Morgan
             Stanley's Annual Report on Form 10-K for the fiscal year ended
             November 30, 1996).

Exhibit O    Second Amendment to Trust Agreement dated May 31, 1997 between the
             Company and State Street Bank and Trust Company (previously filed as Exhibit O to the Reporting Persons' Schedule 13D dated May 31,
             1997 relating to MSDWD Shares).

Exhibit P    Voting Agreement among Morgan Stanley, State Street Bank and Trust
             Company and Other Persons Signing Similar Agreements dated March 5,
             1991 (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).


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                                  Schedule I



                        RIGHTS TO ACQUIRE MSDWD SHARES
                        ------------------------------


         As of March 27, 1998 (60 days from January 26, 1998), 1,738 Reporting Persons have the right to acquire 20,846,091 MSDWD Shares pursuant to the exercise of options. No Reporting Person individually has options presently exercisable covering more than 1% of the MSDWD Shares outstanding as of the date hereof.

                                  Schedule II



                              RECENT TRANSACTIONS
                              -------------------


         During the period of 60 days preceding January 26, 1998, 63 Reporting Persons sold an aggregate of 1,378,655 MSDWD Shares at average prices ranging from 49.625 to 57.014 per MSDWD Share, and/or effected a transfer by gift of an aggregate of 104,204 MSDWD Shares. Such sales were effected pursuant to exemptions under the Securities Act of 1933, as amended. During such period, no Reporting Person individually disposed of a number of MSDWD Shares exceeding 1% of the MSDWD Shares outstanding.

         During such period, no Reporting Person individually acquired MSDWD Shares in excess of 1% of the MSDWD Shares outstanding.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 20, 1998

                                           By:  /s/ Martin M. Cohen
                                              --------------------------
                                                 Martin M. Cohen
                                                 Attorney-in-Fact